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SEABRIGHT HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SeaBright Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington 98101

April 15, 2011

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of SeaBright Holdings, Inc. to be held on May 17, 2011, at 9:00 a.m. Pacific Time in the Alki Room on the 3rd floor of the Century Square Building located at 1501 4th Avenue, Seattle, Washington 98101.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about on April 15, 2011.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction card. Voting by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in SeaBright.

Sincerely,

John G. Pasqualetto
Chairman, President and Chief Executive Officer

2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS	3
Proxy Materials	3
Voting Information	3
Stock Ownership Information	6
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	7
PROPOSAL NO. 2 – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011	11
PROPOSAL NO. 3 – SAY ON PAY – ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”	12
PROPOSAL NO. 4 – SAY WHEN ON PAY – ADVISORY PROPOSAL ON THE FREQUENCY OF A STOCKHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	13
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	14
Board Composition	14
Company Leadership Structure	14
Board’s Role in Risk Oversight	15
Communication with the Board of Directors	15
Board Committees	16
Compensation Committee Interlocks and Insider Participation	18
Corporate Governance Guidelines	18
Code of Ethics	18
EXECUTIVE OFFICERS AND KEY EMPLOYEES	19
EXECUTIVE COMPENSATION	21
Compensation Discussion and Analysis	21
Compensation Committee Report	29
Summary Compensation Table	30
Grants of Plan Based Awards	31
Employee Benefit Plans	34
Outstanding Equity Awards	38
Options Exercised and Restricted Stock Vested	39
Potential Payments Upon Termination or Change of Control	40
Equity Compensation Plan Information	46
DIRECTOR COMPENSATION	47
Summary of Director Compensation	47
Director Compensation	48
BENEFICIAL OWNERSHIP TABLE	50
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	52
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52
AUDIT COMMITTEE DISCLOSURE	52
Principal Accounting Fees and Services	52
Report of the Audit Committee	53
OTHER MATTERS	55
Stockholder Proposals and Director Nominations	55
Cost of Solicitation	56

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of SeaBright Holdings, Inc. (“SeaBright” or the “Company”) will be held on May 17, 2011, at 9:00 a.m. Pacific Time in the Alki Room on the 3rd floor of the Century Square Building located at 1501 4th Avenue, Seattle, Washington 98101, for the following purposes:

1. To elect as directors to the Board of Directors of the Company the six nominees named in the attached proxy statement;

2. To ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3. To vote on an advisory proposal on compensation of our named executive officers as disclosed in this proxy statement under “Executive Compensation”;

4. To vote on an advisory proposal on the frequency of a stockholder vote on the compensation of our named executive officers; and

5. To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends a FOR vote for each of proposals (1), (2) and (3) above and for a frequency of one year for proposal (4) above.

Stockholders of record at the close of business on March 23, 2011, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, telephone or Internet voting may be available to you only if offered by them. Their procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 17, 2011: The Proxy Statement and 2010 Annual Report on Form 10-K are available in the Investor Relations section of our website at www.sbic.com.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 8:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Directions to the annual meeting of stockholders where you may vote in person can be obtained by contacting our Investor Relations department at (206) 269-8500.

By Order of the Board of Directors,

D. Drue Wax
Senior Vice President, General Counsel and
Secretary
Seattle, Washington
April 15, 2011

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

SeaBright is soliciting proxies for the 2011 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of SeaBright common stock on March 23, 2011, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, SeaBright’s Board of Directors (the “Board of Directors” or the “Board”) and Board committees, the compensation of directors and executive officers for the 2010 fiscal year and other required information.

Will I receive a copy of SeaBright’s annual report?

A copy of our 2010 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of our 2010 Annual Report on Form 10-K from:

SeaBright Holdings, Inc.
Attn: Investor Relations
1501 4th Avenue, Suite 2600
Seattle, Washington 98101
(206) 269-8500

Alternatively, stockholders can access the 2010 Annual Report on Form 10-K and other financial information in the Investor Relations section of SeaBright’s web site at www.sbic.com. SeaBright will also furnish any exhibit to the 2010 Form 10-K if specifically requested.

Voting Information

What will I be voting on?

•	Election of directors (see “Proposal No. 1 – Election of Directors”).

•
Ratification of the Audit Committee’s appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2011 (see “Proposal No. 2 – Ratification of the Audit Committee’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2011”).

•
An advisory proposal on the compensation of our named executive officers as disclosed in this proxy statement under “Executive Compensation” (see “Proposal No. 3 – Say on Pay – Advisory Vote on Approval of the Compensation of our Named Executive Officers as Disclosed in this Proxy Statement under ‘Executive Compensation’”); and

•
An advisory proposal on the frequency of a stockholder vote on the compensation of our named executive officers (see “Proposal No. 4 – Say When on Pay – Advisory Vote on the Frequency of a Stockholder Vote on the Compensation of our Named Executive Officers”).

How does the Board of Directors recommend that I vote?

SeaBright’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of our independent registered public accounting firm for the 2010 fiscal year, “FOR” advisory approval of the compensation of our named executive officers; and for a frequency of one year for future advisory votes on the compensation of our named executive officers.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent at the close of business on March 23, 2011), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a holder of record, at any time before your proxy is voted, you may change your vote by:

•	revoking it by written notice to the Secretary of SeaBright at the address on the cover of this proxy statement;

•	delivering a later-dated proxy; or

•	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of SeaBright common stock that you owned on March 23, 2011.

How many shares are entitled to vote?

There were 22,355,755 shares of SeaBright common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under SeaBright’s Amended and Restated By-Laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

•	The six nominees for director who receive the highest number of votes at the annual meeting will be elected.

•
The affirmative vote of a majority of the shares present in person or represented by proxy is required to approve the ratification of the appointment of the independent registered public accounting firm.

•	The affirmative vote of a majority of the shares present in person or represented by proxy is required to approve the advisory proposal on the compensation of our named executive officers.

•
With respect to the advisory proposal on the frequency of a stockholder vote on the compensation of our named executive officers, the Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders.

What if I vote “withhold” or “abstain”?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

In the advisory proposal on the frequency of a stockholder vote on the compensation of our named executive officers, you may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” A vote to “ABSTAIN” on this advisory proposal will have no effect on the outcome.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.”

If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give your bank, broker or other record holder specific voting instructions, the votes will be “broker non-votes.” “Broker non-votes” will have no effect on the vote for the election of directors, the vote for the proposal to ratify the Audit Committee’s appointment of the independent registered public accounting firm, the advisory vote on the compensation of our named executive officers and the advisory vote on the frequency of a stockholder vote on the compensation of our named executive officers because “broker non-votes” are not counted or deemed to be represented for determining whether stockholders have approved these proposals.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspector of election; or

•	if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most SeaBright stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with SeaBright’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by SeaBright. As the stockholder of record, you have the right to grant your voting proxy directly to SeaBright or to a third party, or to vote in person at the meeting. SeaBright has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for SeaBright’s transfer agent?

Please contact Computershare at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

First Class/Registered/Certified Mail:	Courier Services:
Computershare Investor Services	Computershare Investor Services
P.O. Box 43070	250 Royal Street
Providence, RI 02940-3070	Canton, MA 02021

(800) 962-4284
Investor Centre portal: www.computershare.com/investor

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

There are six nominees for election to our Board of Directors this year. Mr. Pasqualetto has served on our Board of Directors since 2003. Messrs. Feldman, Josephson and Morvis have served on our Board of Directors since 2004. Mr. Edwards has served on our Board of Directors since 2006 and Mr. Rice has served on our Board of Directors since 2007. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the six persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to SeaBright that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, John G. Pasqualetto (our Chairman, President and Chief Executive Officer), Scott H. Maw (our Senior Vice President, Chief Financial Officer and Assistant Secretary) and D. Drue Wax (our Senior Vice President, General Counsel and Secretary), will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Our Board recommends a vote “FOR” the election to the Board of the each of the following nominees.

Vote Required

The six persons receiving the highest number of “FOR” votes represented by shares of SeaBright common stock present in person or represented by proxy at the annual meeting will be elected. A vote to “WITHHOLD” on the election of directors and “broker non-votes” will have no effect on the vote for the election of directors.

The biographies of each of the continuing directors below include information about the person’s age, principal occupation, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director. In addition to the information presented below, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve our company and our Board.

John G. Pasqualetto Director since 2003 Age 68
Mr. Pasqualetto has served as the Chairman of our Board of Directors since September 2004 and as our President and Chief Executive Officer and one of our directors since July 2003. In addition, he has served as Chairman of the Board of Directors and Chief Executive Officer of our insurance company subsidiary, SeaBright Insurance Company, since September 2003. He also served as President of SeaBright Insurance Company from September 2003 to July 2009. He was formerly President and Chief Executive Officer of Eagle Pacific Insurance Company and Pacific Eagle Insurance Company (the “Eagle Entities”), President of Kemper Employers Group and Senior Vice President of the Kemper insurance companies, holding these positions concurrently after joining Kemper in 1998. Mr. Pasqualetto’s prior experience includes serving as President of American International Group’s (“AIG”) workers’ compensation specialty group, co-founding Great States Insurance Company, a California-based specialty workers’ compensation company, and holding executive positions with Argonaut Insurance Company and the State Compensation Insurance Fund of California. Mr. Pasqualetto has a B.A. from California State University at Northridge. Mr. Pasqualetto was selected to serve as a director because he has specialized in workers’ compensation insurance carrier operations throughout his career of over 40 years. His qualifications include experience holding executive leadership positions and an extensive knowledge of our company’s business and history and our industry. His service on the Board is critical in linking the operational and strategic decisions necessary for SeaBright’s continued success. Mr. Pasqualetto’s expertise positions him well to continue to serve as our Chief Executive Officer and President.

Joseph A. Edwards Director since 2006 Age 60
Mr. Edwards has served as a director since November 2006. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since November 2006. He has been a workers’ compensation consultant since 1991. Mr. Edwards administers workers’ compensation self-insured trusts in the State of Maine. He also is the Executive Director of the Greater Portland Five Trust. From 1991 through 2010, Mr. Edwards was a consultant for the American Insurance Association. From 1999 to 2005, Mr. Edwards served as a director for the National Council on Compensation Insurance. From 1987 to 1991, Mr. Edwards was Superintendent of Insurance for the State of Maine. Mr. Edwards holds a J.D. degree from Yale Law School and an S.B. degree from the Massachusetts Institute of Technology. Mr. Edwards was selected to serve as a director because his extensive legal experience, with particular emphasis in workers’ compensation insurance, and his knowledge of insurance regulatory oversight provides the Board with an important perspective on compliance issues.

William M. Feldman Director since 2004 Age 57
Mr. Feldman has served as a director since November 2004. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since November 2004. Mr. Feldman is the co-owner, Chairman and Chief Executive Officer of Feldman, Ingardona & Co., a registered investment advisor and securities broker/dealer that provides asset management and investment advisory services to high net worth families and institutions. He has held these positions since organizing that company in 1997. Mr. Feldman received a B.S. in Accountancy from the University of Illinois, Urbana, and is a member of the American Institute of Certified Public Accountants. Mr. Feldman was selected to serve as a director because of his experience in accounting and in owning an investment advisory services firm. His extensive knowledge about portfolio management and financial matters provides the Board with additional insights into these activities of SeaBright.

Mural R. Josephson Director since 2004 Age 62
Mr. Josephson has served as a director since July 2004. Following his retirement as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (“LMC”) and as an officer and director of certain affiliated entities including the Eagle Entities, Kemper Employers Insurance Company and PointSure Insurance Services, Inc. in October 2002, where he served for approximately four years, Mr. Josephson has served as a consultant to various financial institutions. Prior to his role at LMC, Mr. Josephson retired as a partner at KPMG LLP after 28 years at the firm. Mr. Josephson also serves as a director of HealthMarkets, Inc., a provider of health, life and related insurance products to the self-employed, individual and small business markets, and Argo Group International Holdings, Ltd., which specializes in property and casualty insurance and reinsurance. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since March 2004. Mr. Josephson was a licensed Certified Public Accountant for 30 years and is a member of the American Institute of Certified Public Accountants. Mr. Josephson was selected to serve as a director because his extensive experience in audits of public and non-public companies, including insurance companies, as well as his knowledge of regulatory and financial reporting requirements, affords the Board a valuable perspective in the areas of audit, finance, accounting and taxation.

George M. Morvis Director since 2004 Age 70
Mr. Morvis has served as a director since July 2004. Mr. Morvis is the founder, President and Chief Executive Officer of Financial Shares Corporation, a Chicago-based strategic consulting firm that works with financial services companies worldwide to build stockholder value through strategic marketing planning, business assessment, business intelligence, research and financial communications. He serves on the boards of directors of two privately held companies and has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since March 2004. Mr. Morvis is a past chairman and current board member of the Illinois Council on Economic Education and a past president of the University of Illinois Alumni Association. Mr. Morvis received a B.S. degree from the University of Illinois, Urbana, an M.B.A. from The George Washington University, Washington, D.C., and is a graduate of the Harvard Business School owner-president management program. Mr. Morvis was selected to serve as a director because he has extensive experience in many areas of banking and financial services, has held positions of executive leadership, and has knowledge of regulatory and governance matters.

Michael D. Rice Director since 2007 Age 68
Mr. Rice has served as a director since September 2007. In addition, he has served as a director of our insurance company subsidiary since September 2007. Mr. Rice currently serves as Managing Director of Ryan Specialty Group, which focuses on wholesale brokerage and underwriting management. Prior to Ryan Specialty Group, Mr. Rice retired from Aon Corporation following a career that spanned over 40 years. In addition to his position of Executive Vice President at Aon, he served as Chairman and CEO of Aon Risk Services of the Americas. Prior to that he served as Chairman/CEO of subsidiaries that specialized in national distribution of insurance products via independent agents and brokers, wholesale brokerage, managing general underwriters and direct marketing. Mr. Rice presently serves as Regent Emeritus and Chairman of the Ten Year Plan Committee for Loras College, Dubuque, Iowa. Mr. Rice was selected to serve as a director because he has held a wide variety of executive leadership positions within the insurance brokerage and risk management business. His extensive knowledge of the distribution of insurance products and his proven skills as a senior manager bring an informed insight and understanding to SeaBright’s Board.

PROPOSAL NO. 2 – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit SeaBright’s consolidated financial statements for the fiscal year ending December 31, 2011. During fiscal year 2010, KPMG LLP served as SeaBright’s independent registered public accounting firm and also provided certain tax services to us. See “Audit Committee Disclosure — Principal Accounting Fees and Services.” Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent registered public accounting firm. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year.

Our Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as SeaBright’s independent registered public accounting firm for fiscal year 2011. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of KPMG LLP as SeaBright’s independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of a majority of the shares of SeaBright common stock present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 3 – SAY ON PAY – ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”

The Board of Directors believes that SeaBright’s compensation policies and procedures are centered on a pay−for−performance culture and are aligned with the long−term interests of stockholders. As described in detail under the Compensation Discussion and Analysis section of this proxy statement, our compensation program is designed to support our long-term business strategies and creation of stockholder value by emphasizing long-term alignment with our stockholders and pay-for-performance. You are encouraged to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our philosophy and objectives and the 2010 compensation of our named executive officers.

Congress recently enacted legislation requiring a non-binding advisory “say−on−pay” vote on executive compensation beginning in 2011. This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers.

Our Board recommends a vote “FOR” the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement under the heading “Executive Compensation.”

Vote Required

Approval of the advisory proposal on the compensation of our named executive officers as disclosed in this proxy statement under “Executive Compensation” requires the affirmative vote of a majority of the shares of SeaBright common stock present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this advisory proposal has been approved.

PROPOSAL NO. 4 – SAY WHEN ON PAY – ADVISORY VOTE ON THE FREQUENCY OF A STOCKHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to the advisory vote on the compensation of our named executive officers, Congress enacted legislation requiring a non-binding advisory “Say−When-On−Pay” vote on the frequency of a stockholder vote on the compensation of our named executive officers.

Stockholders may vote for a frequency of every one, two or three years, or may elect to abstain. Stockholders will have an advisory “Say−When-On−Pay” vote every six years.

The Board of Directors recommends that stockholders vote in favor of conducting the advisory vote on the compensation of our named executive officers every year.  The Board of Directors has determined that an advisory vote on executive compensation held every year would be the best approach for SeaBright based on a number of considerations, including:

•
An annual advisory vote on the compensation of our named executive officers is consistent with our objectives of engaging in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

•	An annual advisory vote provides the highest level of accountability to our stockholders.

As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of stockholders and will consider the outcome of the vote when deciding how often stockholders will have an advisory vote on the compensation of our named executive officers.

Our Board recommends that stockholders vote for a frequency of “ONE YEAR” for future advisory votes on the compensation of our named executive officers.

Vote Required

With respect to the advisory proposal on the frequency of a stockholder vote on the compensation of our named executive officers, the Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders. Abstentions and “broker non-votes” will have no effect on the outcome of this advisory proposal.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of six members. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors may be filled only by the Board of Directors. The term of office for each director will be until the next annual meeting or until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

For a director to be considered independent under Rule 303A.02 of the NYSE listing standards, the Board must affirmatively determine that a director has no material relationship with us. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NYSE listing standards. Based upon the information submitted by each director, the independence standards set forth in the NYSE rules and all other relevant facts and circumstances, the Board has determined that each of the directors, with the exception of Mr. Pasqualetto, is an “independent” director, as independence is defined in Rule 303A.02 of the NYSE listing standards. In making this determination, the Board of Directors considered the fact that Mr. Josephson is on the board of directors of Argo Group International Holdings, Ltd., which owns Argonaut Insurance Company, from which we had a recoverable at December 31, 2010 of approximately $1.1 million pursuant to an agreement that was put in place prior to the time that Mr. Josephson served on the board of either company, and the Board found that this relationship is not material to Mr. Josephson’s service as a director and did not impair his independence.

Our Board of Directors met 9 times in 2010. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2010, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. Directors are encouraged to attend the annual meeting of stockholders, and in 2010, all 6 directors attended the annual meeting.

In accordance with the NYSE rules, non-management directors are required to meet at regularly scheduled executive sessions without management present. It is the policy of the Board that our non-management directors meet regularly in executive session in connection with regularly scheduled Board meetings and at such other times as they deem necessary. The position of presiding director of any such executive session is held for one year until the next annual meeting of the Board of Directors by each independent director and rotates among the independent directors in alphabetical order based on last name. Currently, Mr. Morvis serves as the presiding director.

Company Leadership Structure

The Board, which currently consists of five independent, non-management directors, believes that currently it is in our best interest to have a single person serve in the positions of Chairman of the Board and Chief Executive Officer. Having the same person serve in these roles ensures clarity of leadership in a company of our size and complexity, and that the key business issues and stakeholder interests, which are the primary day to day responsibility of the CEO, are brought to the attention of the Board. The Board believes that it is not necessary to have the position of Chairman held by a director other than the CEO because our corporate governance structure provides for an independent Board that effectively oversees management and requires accountability. We believe we benefit from strong leadership by the independent directors. Our Board leadership structure includes the following practices:

•
Immediately following each regularly scheduled meeting of the Board, the independent directors meet in executive session without management present, and at all other times the presiding independent director calls a meeting of the independent directors only;

•	the presiding independent director presides at all meetings of the Board at which the Chairman is not present and serves as the liaison between the Chairman and the independent directors;

•
the presiding independent director position is rotated annually to assure that each independent director has a “turn” and can effectively exercise influence over informational flow and decision making;

•
the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each composed solely of independent directors, as defined in our Corporate Governance Guidelines and applicable NYSE listing requirements;

•	the functions of the Board are carried out by the full Board, and when delegated, by the fully independent standing Board committees; and

•	any director may request the inclusion of specific agenda items for discussion at Board meetings.

The Board believes that each of our directors is a full and equal participant in our major strategic and policy decisions of SeaBright.

Board’s Role in Risk Oversight

The Board engages in risk management oversight, while management is responsible for implementing and monitoring specific risk management activities through its enterprise risk management process function. The Board reviews our relevant enterprise level risks, including but not limited to: operational risks, risks associated with our loss reserves and investment management risks. The Board also regularly reviews our strategic direction, overall business priorities and related execution against those objectives. The Board performs this oversight in several ways, including the following:

•
The Board receives updates from management on business operations, financial results and related risks associated with our operations at each regularly scheduled Board meeting. This includes a review of financial and operational metrics to determine performance against set objectives and trends in underlying business performance. The Board reviews and discusses our major risk exposures associated with underwriting selection, pricing, reinsurance, claims reserving and investment risk.

•
In conjunction with independent advisors, we monitor the investment portfolio for concentration of investments and credit quality of the securities on a monthly basis. The Board of our subsidiary, SeaBright Insurance Company, whose member composition is identical to our Board, approves the Investment Policy Statement and provides quarterly security reviews. Risk management includes setting of the duration and weighted life of the portfolio to limit exposure to interest rate fluctuations, and the classes of investments to limit credit risk.

•
Our General Counsel, who reports directly to our CEO and Chairman, manages legal risks associated with regulatory and compliance responsibilities, including state and federal agencies, and makes regular presentations to the Audit Committee of the Board.

•
Each quarter, the Audit Committee of the Board reviews the actuarial results for loss reserves prepared by management, including the input of an independent actuary. The Audit Committee also discusses in detail the results of internal audits, Sarbanes-Oxley Act reviews, findings (if any) by our external auditors and policies with respect to risk assessment and risk management.

•
At each regularly scheduled meeting, the Audit Committee discusses the activities of the internal audit department with the Vice President – Internal Audit and the activities of our independent auditors. At each regularly scheduled meeting, the Audit Committee also meets in executive session separately with the Vice President – Internal Audit and with representatives of the independent auditors.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate with the Board, the Audit Committee or the non-management directors, individually or as a group, by directing communications to the Secretary at the following address: SeaBright Holdings, Inc., 1501 4th Avenue, Suite 2600, Seattle, Washington 98101. The communication should prominently indicate on the outside of the envelope that the communication is intended for the Board, for the Audit Committee or for individual directors. In accordance with instructions from the Board, the Secretary will review all communications, will organize the communications for review by the Board, the Audit Committee or individual directors and will promptly forward communications (other than communications unrelated to the operation of the company, such as advertisements, mass mailings, solicitations and job inquiries) to the Board, the Audit Committee or individual directors. In addition, employees may communicate confidentially any concerns related to our accounting or auditing matters or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-SeaBright personnel and all calls are communicated to the Chairman of the Audit Committee, the Secretary and the Vice President – Internal Audit. Any complaints regarding accounting or auditing matters are forwarded directly to the Chairman of the Audit Committee.

Board Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee consists of three or four persons. All of the members of our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are “independent” as defined by NYSE rules and all of the members of the Audit Committee are independent under the heightened independence standards for Audit Committee members under the NYSE rules and the rules of the U.S. Securities and Exchange Commission (“SEC”).

Audit Committee

The Audit Committee consists of Messrs. Josephson (Chairman), Feldman and Morvis. The Audit Committee oversees our accounting, financial reporting and control processes and the audits of our financial statements, including: the preparation, presentation and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our independent registered public accounting firm. Our Audit Committee, among other things:

•	has sole responsibility to retain and terminate our independent registered public accounting firm;

•	pre-approves all audit and non-audit services performed by our independent registered public accounting firm and the fees and terms of each engagement; and

•	reviews our unaudited quarterly and annual audited financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Mural R. Josephson meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee, as amended on February 18, 2009, is available in the Investor Relations section of our website at www.sbic.com.

Compensation Committee

The Compensation Committee consists of Messrs. Rice (Chairman), Edwards, Feldman and Josephson. The Compensation Committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. Certain of our executive officers, including the Chief Executive Officer and the Secretary, may from time to time attend Compensation Committee meetings when executive compensation is discussed and evaluated by Compensation Committee members. Each year, the Compensation Committee receives from the Chief Executive Officer recommendations on compensation for executive officers other than the Chief Executive Officer, but the Compensation Committee retains full discretion in determining executive officer compensation. The Compensation Committee has the authority to retain and terminate legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary in the performance of its duties.

In February 2008, the Compensation Committee retained Mercer (US) Inc., a nationally recognized consulting firm, to assist with a comprehensive review of our compensation programs.

The charter of the Compensation Committee, as amended on April 4, 2011, is available in the Investor Relations section of our website at www.sbic.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Morvis (Chairman), Edwards and Rice. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Other Matters — Stockholder Proposals and Director Nominations.” The Nominating and Corporate Governance Committee will consider all nominees for election as directors of SeaBright, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the Nominating and Corporate Governance Committee shall consider the person’s ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of our business and affairs and the person’s reputation of integrity and competence in his or her personal and/or professional activities. Other criteria for membership shall include a candidate’s judgment, skills, diversity of experience, understanding of our business or other related industries, and the needs of the Board. The Nominating and Corporate Governance Committee shall screen all candidates in the same manner, regardless of the source of the recommendation. The assessment also includes the criteria for independence under the NYSE and the SEC’s rules, financial literacy for Audit Committee members and qualifications necessary to meet the SEC’s requirements for an “audit committee financial expert.”

As set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee gives consideration to nominating persons with a diverse set of perspectives and experience to enhance the deliberation and decision-making processes of the Board. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

SeaBright has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The charter of the Nominating and Corporate Governance Committee, as amended on February 22, 2010, is available in the Investor Relations section of our website at www.sbic.com.

The following table shows the current membership of each committee and the number of meetings held by each committee in 2010:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Joseph A. Edwards		Member	Member
William M. Feldman	Member	Member
Mural R. Josephson	Chairman	Member
George M. Morvis	Member		Chairman
Michael D. Rice		Chairman	Member
Number of meetings in 2010	8	12	4

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance Guidelines

We have Corporate Governance Guidelines governing the function and performance of the Board of Directors and its committees, which, among other things, set forth the qualifications and other criteria for director nominees. The current guidelines are available in the Investor Relations section of our website at www.sbic.com.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.sbic.com. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information concerning our executive officers and key employee. Executive officers serve at the request of the Board of Directors.

Name	Age	Positions
John G. Pasqualetto	68	Chairman, President and Chief Executive Officer
Richard J. Gergasko	52	Chief Operating Officer
Scott H. Maw	43	Senior Vice President, Chief Financial Officer and Assistant Secretary
Marc B. Miller, M.D.	54	Senior Vice President and Chief Medical Officer
Richard W. Seelinger	51	Senior Vice President — Policyholder Services
Jeffrey C. Wanamaker	44	Senior Vice President — Underwriting
D. Drue Wax	60	Senior Vice President, General Counsel and Secretary
M. Philip Romney	56	Vice President, Finance, Principal Accounting Officer and Assistant Secretary
Craig A. Pankow	51	President — PointSure Insurance Services, Inc.

Set forth below is information concerning our executive officers who are not directors.

Richard J. Gergasko has served as our Chief Operating Officer since July 2009. He served as our Executive Vice President — Operations from July 2003 to July 2009. He also served in this capacity and as the head of underwriting and research and development at the Eagle Entities from May 1999 until September 2003. Prior to joining the Eagle Entities, Mr. Gergasko held a variety of positions in the insurance industry, including Underwriting Vice President of AIG’s workers’ compensation specialty group, as well as various actuarial positions at Crum and Forster, William M. Mercer, Inc. and MBA, Inc. Mr. Gergasko holds a B.A. in Statistics from Rutgers College, is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

Scott H. Maw has served as our Senior Vice President, Chief Financial Officer and Assistant Secretary since February 2010. Mr. Maw has held management positions in the financial services industry for nearly 20 years. From 2008 to 2010, he served as Senior Vice President and Chief Financial Officer, Retail/Consumer Bank, for JP Morgan Chase. From 2003 to 2008, he was Chief Financial Officer for Retail Banking and Senior Vice President of Financial Planning and Analysis for Washington Mutual, Inc. Prior to that, from 1994 to 2003, Mr. Maw held financial leadership positions with General Electric Financial, including serving as Chief Financial Officer for GE Insurance Holdings, Inc. in London. Mr. Maw holds a B.B.A. in Accounting from Gonzaga University.

Marc B. Miller, M.D. has served as our Senior Vice President and Chief Medical Officer since August 2004. Prior to 2004, Dr. Miller was a consultant for several businesses, including ExactCost, Inc., a healthcare cost analysis technology company, and MedLink HealthCare Networks, Inc., a diagnostic managed care organization. Dr. Miller holds a B.A. from Stanford University, an M.B.A. from Golden Gate University and an M.D. from Rush University.

Richard W. Seelinger has served as our Senior Vice President — Policyholder Services since July 2003. Mr. Seelinger has also served as Chief Executive Officer of Paladin Managed Care Services, one of our wholly owned subsidiaries, since its acquisition in December 2007. He served in a similar capacity with the Eagle Entities, which he joined in 2000. From 1985 through 1999, Mr. Seelinger held a series of executive positions of increasing responsibility at the Kemper insurance companies, including Worker’s Compensation Claims Officer. Mr. Seelinger holds a B.A. in History from Western Illinois University.

Jeffrey C. Wanamaker has served as our Senior Vice President — Underwriting since March 2006. From July 2003 through March 2006, Mr. Wanamaker served as our Vice President — Underwriting. He served as Vice President — Underwriting at the Eagle Entities, which he joined in May 1999. From 1989 to 1999, Mr. Wanamaker served in various capacities at Alaska National Insurance Company. Mr. Wanamaker holds Bachelor of Business Administration degrees in Finance and Economics from the University of Alaska and has earned the Chartered Property Casualty Underwriter and Associate in Reinsurance professional designations.

D. Drue Wax, Esq. has served as our Senior Vice President, General Counsel and Secretary since January 2005. Prior to that, she, through her law firm, represented us on various regulatory and corporate issues. From 1998 through March 2004, she served as senior counsel in the corporate legal department of the Kemper insurance companies, where her responsibilities involved regulatory and corporate work for the various Kemper corporations, including the Eagle Entities and Kemper Employers Insurance Company. Prior to 1998, Ms. Wax advised on insurance regulatory matters for Davidson, Goldstein, Mandell & Menkes, and was an associate in the Chicago office of Sidley & Austin. She received her J.D. from Chicago Kent College of Law, and her B.A. from Middlebury College. Ms. Wax is licensed to practice law in the States of Illinois and Washington.

M. Philip Romney has served as our Vice President, Finance and Principal Accounting Officer since November 2004 and as our Assistant Secretary since January 2005. From February 2000 until October 2004, Mr. Romney served as Director of Finance, Controller and Assistant Secretary for Eden Bioscience Corporation, a biotechnology company in Washington. Mr. Romney holds B.S. and MAcc. degrees from Brigham Young University, is a licensed Certified Public Accountant in the State of Washington and is a member of the American Institute of Certified Public Accountants and of the Washington Society of Certified Public Accountants.

Set forth below is information concerning our key employee.

Craig A. Pankow has served as the President of PointSure Insurance Services, Inc., one of our wholly-owned subsidiaries, since May 2007. He served as President of Black/White and Associates of Nevada, PointSure’s wholly owned subsidiary, from its acquisition in July 2008 to the merger of its functions into PointSure in 2010. From 2005 until May 2007, Mr. Pankow served as Executive Vice President of PointSure with responsibilities for business development. Prior to joining PointSure, Mr. Pankow was the Western Region Marketing Officer for Willis of North America. Mr. Pankow has more than 25 years of insurance industry experience. He holds a Bachelor of Science degree in Business Administration and an M.B.A. degree from City University. He also has earned the Associate in Risk Management professional designation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the compensation program in place for our principal executive officer, all individuals serving as our principal financial officer or acting in a similar capacity during the last completed fiscal year, and the three most highly-compensated executive officers other than the principal executive officer and principal financial officers for 2010. We refer to these six individuals as Named Executive Officers (“NEOs”). This section also includes information regarding, among other things, the overall objectives of our compensation program and a description of each element of our executive compensation program.

The Compensation Committee of our Board of Directors (referred to in this section as the “Committee”) oversees our executive compensation program and determines the compensation for our NEOs other than the Chief Executive Officer (“CEO”). For our CEO, the Committee develops a compensation recommendation for approval by the independent members of our Board of Directors (the “Board”). The compensation of Scott H. Maw, our Chief Financial Officer (“CFO”) hired in 2010, was determined in part by a search committee consisting of two members of the Committee and another independent director who were responsible for administering the search for our new CFO. The Committee acts pursuant to a charter that has been approved by our Board.

Executive Summary

Our compensation program is designed to support our long-term business strategies and creation of stockholder value. It is competitive with current market levels for talent, variable based on our performance and oriented to long-term incentives to maintain and improve our profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance over time.

Our financial results for fiscal year 2010 reflect a challenging macroeconomic and industry environment. Despite this difficult operating environment, our total revenue in fiscal year 2010 increased by 9.1% and our earned premiums increased by 4.0%, while our gross written premium decreased 8.9%, our net income decreased 111.7% and our combined ratio increased 14.9%. In light of our performance for fiscal year 2010, the Committee believes that the compensation program for fiscal 2010 resulted in appropriate levels of compensation that, in the aggregate, did not change significantly from compensation levels for fiscal year 2009.

The three elements of our compensation program include short-term and long-term incentives: base salary; an annual cash bonus opportunity; and performance-based equity awards in the form of restricted stock, which vest after three years, and stock options, which vest ratably over four years of continued employment.

Our compensation program emphasizes long-term alignment with our stockholders and pay-for-performance as follows:

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In 2010, the largest component of our NEOs’ compensation was in the form of equity awards which vest over time with continued employment and have a value that is closely linked to our stock price performance. These equity grants were based on the judgment of a number of factors which include relative financial performance, both short and long-term. Equity awards represented approximately 61% of our CEO’s total actual compensation for fiscal year 2010 and, on average, approximately 48% of our other NEOs’ total actual compensation for fiscal year 2010.

•
In keeping with our pay-for-performance philosophy, because we did not meet the threshold level of combined ratio for fiscal year 2010 compared to fiscal year 2009, no annual incentive payments were made to the NEOs for fiscal year 2010 under the 2010 Bonus Plan.

•	In light of the challenging macroeconomic and industry environment, the Committee decided that base salary increases would not be given to our NEOs in 2010.

•
We provide limited amounts of other compensation. We do not provide perquisites such as club memberships, financial planning assistance or Company-paid personal travel, and we do not provide executive retirement plans. Each of our named executive officers is subject to an employment agreement, which, among other things, provides for specified termination benefits. In general, cash severance is only paid upon termination without cause.

Each year, the Committee reviews our executive compensation program to determine whether it is aligned with our business strategy and objectives, competitive market conditions and stockholder interests. In fiscal year 2010, the Committee reassessed the performance goals and decided to use three new measures for the NEOs’ annual cash incentive awards under the 2010 Bonus Plan: (i) gross written premium for fiscal year 2010 compared to fiscal year 2009, (ii) statutory combined ratio as compared to the industry and (iii) GAAP combined ratio. The Committee gives consideration to both our prior year results and expected trends in setting compensation for the current fiscal year. The Committee will continue to focus on responsible executive compensation practices that reinforce our ownership culture and motivate sustained performance that is aligned with long-term stockholder interests.

Objectives and Design of Our Compensation Program

The compensation program for our NEOs is designed to attract, retain and reward talented executives in a manner which aligns their short- and long-term interests with those of our stockholders. We believe that the compensation program should offer compensation that is competitive and equitable and provides an effective balance between fixed components and variable short-term and long-term components. SeaBright is a growth-oriented company that operates in a dynamic competitive environment. We develop our NEOs’ compensation programs to emphasize goal alignment with our stockholders, a balance of short- and long-term incentives, and flexibility in the structure of the programs so that they may evolve with our continued development. To attain these goals, we utilize components that have a clearly determinable value: (i) base salary, which is fixed, and (ii) cash bonuses and equity-based compensation (in the form of restricted stock and stock option grants), both of which are variable.

The total compensation package is designed to: (a) reward each NEO for the achievement of company and individual performance goals and objectives and (b) be competitive with total compensation for comparable positions within similar companies. Our compensation program is organized around the following three fundamental principles:

(1)	Total compensation should be determined by the performance of both the company and the individual;

(2)	Long-term equity-based compensation should represent a meaningful portion of total NEO compensation; and

(3)	Our NEO compensation program should be designed to enable us to attract and retain the most talented executives in our industry, and to align the interests of these executives with those of our stockholders.

Performance-Based Compensation.   Our compensation program is designed to create incentives for our NEOs to build long-term stockholder value. We create incentives by providing variable compensation that is linked to company and individual performance. To incentivize long-term stockholder value, we believe it is important that financial goals be both challenging and realistic based on the state of the underwriting and financial markets. Because insurance is a cyclical business, the Committee selects financial goals  intended to focus the NEOs on achieving performance that is most important for that part of the insurance market cycle we are currently experiencing. Therefore, performance incentive goals are developed as part of the company’s planning process and then reviewed and approved by the Board.  If we and/or an individual fail to meet minimum threshold levels of performance, that individual will not earn any variable compensation under the annual bonus plan. Our variable compensation includes short-term compensation under the 2010 Bonus Plan and long-term compensation under our Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Equity Plan”). The Committee believes that at-risk variable compensation (including short-term bonus compensation and long-term equity-based compensation) should consistently represent a majority of any year’s total compensation at plan for the CEO and the other NEOs. In 2010, the Committee set target cash bonuses under our 2010 Bonus Plan at a level that placed 50% of our CEO’s annual cash compensation package at risk and approximately 37%, on average, of our other NEOs’ annual cash compensation packages at risk. While actual proportions will vary from year to year, these annual cash bonuses and long-term equity-based compensation together equal total at-risk variable compensation and will typically represent greater than 50% of total compensation if plan targets are achieved.

Equity-Based Compensation.  The Committee believes that a meaningful portion of total compensation should be delivered in the form of equity awards in order to align the NEOs’ incentives with those of our stockholders and to reinforce the ownership culture within our leadership. These equity awards are intended to focus the NEOs on the achievement of both the annual and long-term financial performance objectives of SeaBright by linking the ultimate compensation realized by the NEOs directly to the price of our common stock over time. In 2010, NEOs received equity compensation in the form of restricted stock and stock option grants. We do not currently maintain specific stock ownership guidelines for our executive officers.

Ability to Attract and Retain Executive Talent.   We believe our stockholders’ long-term interests are addressed in part by our ability to attract and retain the most talented executives in the workers’ compensation insurance industry and related fields. In furtherance of this belief, the Committee seeks to create a compensation package for each NEO that delivers total compensation at plan that is better than the average of the total compensation for the same role delivered by comparable companies with which we compete for executive talent. The Committee believes that offering competitive compensation packages with significant long-term compensation components enhances our ability to retain existing executive talent, and, when necessary, to attract new executive talent from the external marketplace.

Compensation Process and Methodology

Each year, the CEO delivers to the Committee his compensation recommendations for each NEO (other than the CEO). While considering these recommendations carefully, the Committee retains full discretion in determining NEO compensation. The Committee evaluates the compensation packages for our NEOs annually. In February 2008, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), a nationally recognized consulting firm, to analyze our compensation program, the design of each program element, and the Committee’s processes in comparison with peer group and larger companies in our industry. To ensure that our NEO compensation is competitive with current market levels, we compare our compensation to that of a group of peer companies with businesses similar to ours and with which we may compete for executive talent. In 2010, the Committee identified the following companies as our comparable companies for this purpose:  Affirmative Insurance Holdings, Inc., AMERISAFE, Inc., Baldwin & Lyons, Inc., Donegal Group, Inc., EMC Insurance Group, Inc., Meadowbrook Insurance Group, Inc., National Interstate Corporation, and Tower Group, Inc. (the “Comparable Company Group”). We also reviewed executive compensation information for Argo Group International Holdings, Ltd., but did not include it in the Comparable Company Group for benchmarking purposes because of its size relative to SeaBright. The Committee regularly reviews the Comparable Company Group for relevance and adjusts its composition as necessary. Although we consider compensation data for the Comparable Company Group when establishing total compensation, we do not target a percentile rank for total compensation within the Comparable Company Group data set. Instead, we use the data as a guide in determining the appropriate levels of each form of compensation and the total level of compensation for each executive.

The Elements of Our Compensation Program

Our executive compensation program for 2010 consisted of the following components:

•	Base salary;

•	Cash bonuses under our 2010 Bonus Plan; and

•	Restricted stock grants and stock option grants under our 2005 Equity Plan.

Base Salary.   The first element of our compensation program for NEOs in 2010 was an annual base salary. The Committee believes it is appropriate that a portion of each NEO’s compensation be provided in a form that is fixed, liquid and paid regularly over the course of the year. The Committee sets base salary for NEOs in the first fiscal quarter of each year based on the experience of the individual NEO as well as market salary levels for similar positions within the Comparable Company Group. In each case, the Committee takes into account the executive’s skills, performance level and overall contribution to our company, potential for future development, scope of responsibilities of the position, the expertise and experience required for the position, the period of time over which the executive has performed these responsibilities, his or her anticipated contribution to our financial performance, current economic and market factors relating to our ability to attract and retain top leadership talent, our recent financial performance and internal pay equity. The determination of base salaries, and any adjustment thereto, is strictly discretionary and non-formulaic. Any adjustment to base salaries typically takes effect on April 1st of each year.

On February 3, 2010, the Board elected Scott H. Maw to serve as our Senior Vice President, Chief Financial Officer and Assistant Secretary. Pursuant to Mr. Maw’s employment offer letter, Mr. Maw is entitled to an annual base salary of $350,000. Mr. Maw’s salary was determined in a manner consistent with the approach discussed above, as well as consideration of his earnings history and his compensation at his prior employer. On February 3, 2011, the Board approved an amended employment agreement which replaced the offer letter and continued, unchanged, his $350,000 annual base salary. For a description of the terms of Mr. Maw’s amended employment agreement, please see “—Employment Agreements.”

On March 22, 2010, the Committee decided that executive officers other than our CEO would not receive annual salary increases in fiscal year 2010. The Committee also recommended to the Board that the CEO receive no increase in annual base salary and the independent directors approved the Committee’s recommendation in a meeting on March 22, 2010. The Committee and the independent directors determined that salary increases would not be given in 2010 due to the challenging macroeconomic and industry environment and to reflect the Committee’s emphasis on reasonable pay which is aligned with our performance over time. The base salaries for each of the NEOs for 2010 were, therefore, held at 2009 levels (without the effect of the voluntary base salary reductions taken in 2009) as follows:

Name	Base Salary
John G. Pasqualetto	$559,000
Richard J. Gergasko	385,000
Scott H. Maw	350,000
Richard W. Seelinger	262,650
Jeffrey C. Wanamaker	257,500
M. Philip Romney	200,900

On March 17, 2011, the Committee determined that executive officers other than our CEO would not receive annual base salary increases in fiscal year 2011. The Committee recommended to the Board that the CEO receive no increase in annual base salary and on March 17, 2011 the independent directors approved the Committee’s recommendation. The Committee and the independent directors determined that salary increases would not be given in 2011 due to continuing challenges in the economy and the industry.

Cash bonuses under our 2010 Bonus Plan.  The second element of our compensation program for NEOs in 2010 was a cash bonus awarded under our 2010 Bonus Plan. The Committee develops the annual cash bonus opportunities for NEOs by considering, among other factors, cash bonuses paid to executives in the Comparable Company Group. These bonus opportunities are generally consistent with the bonus opportunities we have provided in the past. The 2010 Bonus Plan rewarded NEOs for achievement of pre-determined companywide performance goals and individual objectives. We believe these cash bonuses contribute to an appropriate balance of short- and long-term incentives and motivate our NEOs to pursue specific objectives the Committee and Board believe are consistent with the overall goals and strategic direction of our company.

On May 18, 2010, the Committee adopted the 2010 Bonus Plan (the “2010 Bonus Plan”) to provide an incentive to achieve or exceed the financial performance objectives in the Board-approved budget. If our 2010 gross written premium was 90% or more of our 2009 gross written premium, a bonus pool would be established. Bonuses payable under the 2010 Bonus Plan were determined by our achievement of the following three performance metrics: statutory combined ratio as compared to the 2010 workers’ compensation insurance industry average reported combined ratio (the “SAP Combined Ratio Performance Metric”) weighted at 25%, and GAAP Combined Ratio as reported in our annual report on Form 10−K for the year ending December 31, 2010 (the “GAAP Combined Ratio Performance Metric”), weighted at 75%. Each performance metric could result in a performance bonus multiplier between 0% and 200%, which is applied to its corresponding weighting in calculating bonuses under the 2010 Bonus Plan. The 2010 Bonus Plan identified three levels of achievement for the SAP Combined Ratio Performance Metric (threshold, target and maximum) and four levels of achievement for the GAAP Combined Ratio Performance Metric (threshold #1, threshold #2, target and maximum). For the SAP Combined Ratio Performance Metric, the performance bonus multiplier was calculated based on a level of achievement as follows: threshold: 0%; target: 100%; maximum: 200%. For the GAAP Combined Ratio Performance Metric, the performance bonus multiplier was calculated as follows: threshold #1: 0%; threshold #2: 19%; target: 100%; maximum: 200%. The performance bonus multiplier was then be multiplied by the applicable weighting for each performance metric and applied to each participant’s target bonus to determine the amount to be contributed to the bonus pool in respect of the bonus opportunity attributed to such performance metric. The specific calculation of the bonus contribution for each metric would be determined on a linear basis between a minimum achievement level, target and maximum. If a bonus pool was earned, individual bonus amounts would be calculated based upon the accomplishment of individual pre-agreed business unit or department quantitative goals, plus selected individual personal achievement goals. A weighting factor was calculated based on each participant’s actual performance compared to the identified goals. This factor may be used to adjust the amount otherwise payable to a participant based on the achievement of the SAP Combined Ratio Performance Metric and the GAAP Combined Ratio Performance Metric.

The 2010 Bonus Plan was designed by the Committee to further the objectives of SeaBright’s executive compensation program as described herein, including the alignment of management’s interests and objectives with those of our stockholders. The Committee also considered the incentive effect of weighting more of each NEO’s total compensation to variable, performance-based pay. The Committee selected statutory combined ratio as compared to the industry and GAAP combined ratio as performance metrics because combined ratio is a key profitability measure, reflecting our objective of maintaining profitability in a challenging macroeconomic and industry environment. To a lesser extent, the Committee selected as a performance metric gross written premium relatively measured in comparison to 2009 gross premium written.

On May 18, 2010, the Committee approved, unchanged from the previous year, the target bonus opportunities, as a percentage of base salary, for the NEOs for 2010, and company-wide threshold, target and maximum performance levels for each performance metric under the 2010 Bonus Plan. The target bonus opportunities provided to each NEO under our 2010 Bonus Plan were set as a fixed percentage of that person’s base salary for 2010, with the percentages for the NEOs ranging from 40% to 100% of base salary as follows: John G. Pasqualetto — 100%; Richard J. Gergasko — 75%; Scott H. Maw — 65%; Richard W. Seelinger — 55%; Jeffrey C. Wanamaker — 55% and M. Philip Romney — 40%.

On May 18, 2010, the Committee approved the following threshold, target and maximum levels for each of the three performance metrics for 2010:

Performance Metric	Threshold		Target	Maximum
SAP Combined Ratio Performance Metric (percentage points by which our combined ratio is lower than the industry combined ratio)	5%		9%	13%

	Threshold #1	Threshold #2	Target	Maximum
GAAP Combined Ratio Performance Metric	103.0%	100.0%	95.1%	88.0%

For 2010, we achieved gross written premium that was 91% of our gross written premium for 2009, and we achieved SAP Combined Ratio of 116.9% and GAAP Combined Ratio of 115.7%. No payments were awarded under the 2010 Bonus Plan because the threshold level of SAP Combined Ratio and GAAP combined Ratio performance under that plan was not met.

On March 7, 2011, the Committee awarded a $206,937 bonus payment to our CFO under the terms of his 2010 employment offer letter which continued, unchanged, in his February 3, 2011 amended employment agreement with us. For a description of the terms of Mr. Maw’s amended employment agreement, please see “—Employment Agreements.” This bonus payment was guaranteed in Mr. Maw’s employment agreement as an incentive to join our company.

On March 17, 2011, the Committee adopted the Bonus Plan for Section 16 Officers and Key Employees (the “2011 Bonus Plan”).  Each of our executive officers is eligible to participate in the 2011 Bonus Plan, including the NEOs.  Any bonus earned will be paid in two parts: the first part will be paid at the rate of 75% of the amount actually earned by March 15 of the calendar year following the applicable performance year, subject to continued employment at the time of payment (the “Initial Bonus”), and the remaining 25% will be withheld and paid in the second calendar year following the applicable performance year (and no later than March 15 of such second calendar year) (the “Withhold”).

Bonuses payable under the 2011 Bonus Plan are determined by our achievement of the following performance metrics: (i) pretax income excluding all capital gains, losses and bonuses (the “Pretax Income Metric”) and (ii) with respect to the Withhold portion, improvement in modified expense ratio (the “Improvement in Modified Expense Ratio Metric”).  The Pretax Income Metric can result in a performance bonus multiplier between 0% and 200%, which will be applied in calculating performance bonuses under the 2011 Bonus Plan.  The 2011 Bonus Plan identifies three levels of achievement for the Pretax Income Metric (threshold, target and maximum).  For the Pretax Income Metric, the performance bonus multiplier will be calculated based on a level of achievement as follows: threshold  0%; target  100%; maximum  200%.  The performance bonus multiplier will then be applied to each participant’s target bonus to determine the performance bonus that is earned.  The Committee will also review the pre-agreed individual business unit or department quantitative goals, plus selected individual personal achievement goals, and may, in its sole discretion, reduce the amount of the bonus otherwise payable based on the achievement of such individual goals.

The Withhold portion of the bonus (25% of the earned performance bonus) will be withheld and will be subject to review and possible modification based upon: (1) a “look back” at the original pre-agreed upon earnings goal which may result in an increase or decrease of the Withhold portion of the bonus, and (2) an “enhancement factor” that is based upon the achievement of the Improvement in Modified Expense Ratio Metric for a 24 month performance period, which may be added to the Withhold portion of the bonus. The Improvement in Modified Expense Ratio Metric can result in a multiplier between 0% and 200%, which will be applied to the Withhold portion of bonuses under the 2011 Bonus Plan to calculate the “enhancement factor”, which will be added to the Withhold amounts under the 2011 Bonus Plan.  The 2011 Bonus Plan identifies three levels of achievement for the Improvement in Modified Expense Ratio Metric (threshold, target and maximum). For the Improvement in Modified Expense Ratio Metric, the multiplier will be calculated based on a level of achievement as follows: threshold – 0%; target – 100%; maximum – 200%.

Restricted Stock Grants and Stock Option Grants.  The third element of our compensation program for NEOs in 2010 was a restricted stock and stock option grant awarded under our 2005 Equity Plan. Grants of restricted stock and stock options under the 2005 Equity Plan reward NEOs for long-term increases in stockholder value. In 2010, such equity awards, delivered in the form of time-vesting restricted stock and stock options, represented a significant and meaningful percentage of NEO compensation. In addition to stock options, we grant shares of restricted stock for a number of reasons, including the retention effect of longer-term cliff vesting and lower levels of dilution for our stockholders in certain scenarios.

The Committee determines the level of equity awards granted to our NEOs by considering a number of factors which primarily include our calendar year GAAP net income (excluding capital gains and losses), return on equity, and our growth in earned premium and book value. Additionally, the Committee may consider performance factors such as excellence in expertise. Based on recommendations from our CEO for the other NEOs, the Committee further considers several additional quantitative and qualitative factors in determining equity awards, including the level of equity awards for executives in the Comparable Company Group, performance of our operating subsidiaries and the performance of the departments supervised by each of our NEOs. The Committee then selects, in its judgment, the best balance between restricted stock awards and stock option awards. Because one of the goals of the compensation package is to retain executive talent, we grant equity awards that vest over a period of several years. We believe that this feature of our equity awards (i) creates an incentive for an NEO to remain with our company by deferring a significant amount of compensation over the vesting period and (ii) aligns the interests of the NEO with those of our stockholders by placing the ultimate level of compensation realized by the NEO at risk based upon our stock price performance.

On February 23, 2010, we granted 44,445 shares of restricted stock equal in value to $500,006 to Mr. Maw in connection with the start of his employment with us. The grant was determined by reviewing market levels of equity compensation for the position of chief financial officer in the Comparable Company Group and past equity awards provided to other senior executives within our company, and was designed to provide Mr. Maw a significant incentive to increase long-term stockholder value.

On March 22, 2010, the Committee approved grants of restricted stock and stock options to the NEOs as set forth under “Grants of Plan Based Awards”.

In making these awards, the Committee considered our overall performance, each NEO’s contribution to that performance, and his or her potential for future development. The stock options have an exercise price equal to the fair market value of our common stock on the date of grant and vest in four equal annual installments over four years. Most of the stock options granted have been incentive stock options under Section 422 of the Internal Revenue Code. However, in 2010, approximately 36.7% of the stock options granted to our NEOs were nonqualified stock options. Shares of restricted stock granted to the NEOs vest on the third anniversary of the grant date.

On February 3, 2011, pursuant to the terms of an amended employment agreement between our CFO and us, the Board approved a grant of 50,201 shares of restricted stock equal in value to $500,002, of which 25,101 shares vested on the date of grant and the remaining 25,100 shares will cliff vest on the third anniversary of the date of grant. If Mr. Maw terminates his employment on a voluntary basis within 36 months of February 3, 2011, the restricted stock which vested on February 3, 2011 is subject to Mr. Maw’s repayment of $250,006 or replacement of the 25,101 shares received. For a description of the terms of Mr. Maw’s amended employment agreement, please see “—Employment Agreements.”

On March 17, 2011, pursuant to the 2005 Equity Plan, and as set forth below, the Committee approved grants of restricted stock and stock options to the NEOs, other than our CEO, and recommended to the Board grants of restricted stock and option awards for our CEO, which the Board approved on March 17, 2011.

Performance Metric	Restricted Stock Grants (#)	Stock Option Grants (#)
John G. Pasqualetto	81,000	27,000
Richard J. Gergasko	45,000	15,000
Scott H. Maw	31,599	10,533
Richard W. Seelinger	30,000	10,000
Jeffrey C. Wanamaker	22,500	7,500
M. Philip Romney	8,100	2,700

The Committee believes that its current compensation program for NEOs is appropriately balanced between short-term cash and long-term equity awards. The relative amounts of cash and equity compensation are determined based upon market-level information and are also influenced by the results accomplished in a given calendar year. The Committee believes that the performance measures established for cash awards are appropriate and reflective of our performance potential.

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making annual option grants to its NEOs on a single date each year. Historically, the Committee has granted these annual awards at its regularly-scheduled meeting in March. The March meeting date historically occurred within approximately four weeks following the issuance of a press release announcing our results for the previous quarter and fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when all material information regarding our financial results has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information.

While the majority of our option awards to NEOs have generally been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs at other times in connection with the initial hiring of a new officer, for promotions, for retention purposes or otherwise. To date, the Committee recommended, and the board approved, such awards to our former CFO in connection with the start of his employment with us in 2008 and to Mr. Maw in connection with his employment with us as CFO in 2010.

All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2005 Equity Plan. All options under the 2005 Equity Plan are granted with an exercise price that is greater than or equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2005 Equity Plan to be, on the date of grant, the officially-quoted closing selling price of a share of our common stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which our common stock is then listed for trading for the applicable trading day. We do not currently have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date or by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the charter of the Committee permits delegation of the Committee’s authority to subcommittees, all grants to NEOs have been made by the Committee itself or by the independent directors, and not pursuant to delegated authority.

Perquisites and Personal Benefits

Historically, we have not provided perquisites to our NEOs. Personal benefits include the cost of executive life insurance premiums and 401(k) matching contributions.

Post-Termination Compensation Severance Arrangements

We have entered into employment agreements containing severance provisions with certain members of our senior management team, including certain of the NEOs, as described under “— Potential Payments Upon Termination or Change in Control.” We executed an employment offer letter and an amended employment agreement with our CFO which contained certain severance provisions (described below). The agreement with our CEO provides for payments and other benefits if his employment terminates due to a qualifying event or circumstance, such as a termination without “Cause” or leaving employment for “Good Reason,” as these terms are defined in his employment agreement. The employment agreements with other members of our senior management provide for payments and other benefits if their employment terminates for a qualifying event or circumstance, such as a termination without “Cause,” but do not provide for severance for “Good Reason.” The Committee believes that these severance compensation arrangements are an important part of our overall employment arrangement with our NEOs and help to ensure goal alignment with our stockholders. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Employment Agreement With Our CFO. In 2010, we entered into an employment offer letter with our CFO in connection with the start of his employment. Pursuant to that agreement, on February 23, 2010 Mr. Maw was granted shares of restricted stock worth $500,000, awarded pursuant to the Company’s Amended and Restated 2005 Long-Term Equity Incentive Plan. $250,000 of such restricted stock grant vested twelve months from the date of grant. If Mr. Maw terminates his employment with the Company on a voluntary basis within 36 months of his February 3, 2010 employment date, that $250,000 restricted stock grant is subject to his repayment to us, in cash or shares of stock, of 100% of the grant’s value, calculated as the dollar value of the shares at the date of the grant. The offer letter also provided that, in the event Mr. Maw was terminated from us (other than for “Cause” as defined in the offer letter) due to elimination of his position or a material change in control during the first 12 months of his employment, he was entitled to 100% of his annual base salary, payable from the date of termination for a period of 12 months thereafter. The first 12 months of his employment expired on February 3, 2011. Effective February 3, 2011, we entered into an amended employment agreement with Mr. Maw which continues, unchanged, his obligation to repay us, in cash or shares of stock, the $250,000 of restricted stock granted on February 23, 2010, if he terminates his employment with us on a voluntary basis within 36 months of his employment date. Under the terms of the amended employment agreement, Mr. Maw received 50,201 shares of restricted stock valued at $500,002 on February 3, 2011, of which 25,101 shares vested on the date of grant, and the remaining 25,100 shares will cliff vest on the third anniversary of the date of grant. If Mr. Maw terminates his employment on a voluntary basis within 36 months of February 3, 2011, the restricted stock which vested on February 3, 2011 is subject to Mr. Maw’s repayment of $250,006 or replacement of the 25,101 shares received. The amended employment agreement also provided for a guaranteed restricted stock and stock option award with a total value of $350,000 in respect of 2010, which was reflected in the award of 31,599 shares of restricted stock and 10,533 stock options awarded to Mr. Maw on March 17, 2011. See “– Grants of Plan Based Awards – Employment Agreements” and “– Potential Payments Upon Termination or Change of Control – Cash Severance and Payments Under Employment Agreements.”

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly-held company for compensation paid in excess of $1.0 million in any taxable year to the principal executive officer and the three other most highly compensated executive officers other than the principal executive officer or the principal financial officer. This deduction limit does not apply to exempt “performance-based compensation” within the meaning of Section 162(m) if certain requirements set forth in Section 162(m) are met. The proposed Section 162(m) goals and annual grant limitations under the 2005 Equity Plan are designed to enable us to provide incentive compensation to certain of our executive officers whose compensation is tax deductible for U.S. federal income tax purposes in a manner that qualifies for an exemption, as “performance-based compensation,” from the deduction limitations under Section 162(m) of the Internal Revenue Code.

At the annual meeting of stockholders held on May 18, 2010, the stockholders approved an amendment and restatement of the 2005 Equity Plan to, among other things, add Section 162(m) performance goals and annual grant limitations applicable to each type of award for individual plan participants to the 2005 Equity Plan.  The Compensation Committee intends to structure cash incentive awards for the fiscal year ending December 31, 2011 and subsequent fiscal years under the 2005 Equity Plan so that compensation paid pursuant to its terms will qualify for the “performance-based compensation” exception under Section 162(m) and be eligible for deductibility by us. The deductibility of compensation is only one factor that the Compensation Committee intends to consider in assessing whether a particular arrangement is appropriate in light of its goal of encouraging our executive officers to achieve strategic, operational and financial objectives and to operate the business in a manner that enhances stockholder value. Accordingly, under appropriate circumstances, the Compensation Committee may authorize payment of compensation to our executive officers outside the limits of Section 162(m).

Compensation Committee Report

The Compensation Committee of the Board of Directors of SeaBright Holdings, Inc. oversees SeaBright Holdings, Inc.’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and this Proxy Statement.

The Audit Committee

Mural R. Josephson, Chairman
William M. Feldman
George M. Morvis

Summary Compensation Table

The following table sets forth information regarding compensation earned by NEOs in 2010, 2009 and 2008:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
John G. Pasqualetto	2010	$560,170	$–	$859,560	$93,860	$–	$49,143	$1,562,733
Chairman, President	2009	488,341	–	743,626	91,960	–	15,337	1,339,264
and Chief Executive	2008	539,132	–	1,022,000	154,800	209,625	23,998	1,949,555
Officer

Richard J. Gergasko	2010	386,170	–	495,900	54,150	–	32,637	968,857
Chief Operating Officer	2009	340,716	–	392,719	48,564	–	13,529	795,528
	2008	338,632	–	525,600	61,920	111,210	14,995	1,052,357

Scott H. Maw (5)	2010	319,385	206,646	500,006	–	–	252,562	1,278,599
Senior Vice President,
Chief Financial Officer and Assistant Secretary

Jeffrey C. Wanamaker	2010	258,670	–	309,563	33,804	–	26,237	628,274
Senior Vice President –	2009	240,976	25,000	311,836	38,565	–	12,926	629,303
Underwriting	2008	244,759	–	372,300	43,860	65,651	14,629	741,199

Richard W. Seelinger	2010	263,820	–	263,136	28,735	–	25,094	580,785
Senior Vice President –	2009	245,778	20,000	277,729	34,345	–	12,779	590,631
Policyholder Services	2008	251,940	–	372,300	43,860	67,584	14,711	750,395

M. Philip Romney (5)	2010	201,945	–	148,770	16,245	–	17,194	384,154
Vice President,	2009	188,351	22,000	116,939	14,460	–	10,058	351,808
Finance, Principal Accounting Officer	2008	195,299	–	208,050	24,510	69,806	12,091	509,756
and Assistant Secretary

(1)
Consists of the aggregate grant date fair value of shares of restricted stock granted to our NEOs during 2010, 2009 and 2008 under our 2005 Equity Plan, calculated in accordance with FASB ASC Topic 718. For a discussion of restricted stock awards made in 2010 related to 2009 performance, please see “– Compensation Discussion and Analysis – The Elements of Our Compensation Program – Restricted Stock Grants and Stock Option Grants.” See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011, for a discussion of the relevant assumptions used in the valuation.

(2)
Consists of the aggregate grant date fair value of stock options granted to our NEOs during 2010, 2009 and 2008 under our 2005 Equity Plan, calculated in accordance with FASB ASC Topic 718. For a discussion of stock option awards made in 2010 related to 2009 performance, please see “– Compensation Discussion and Analysis – The Elements of Our Compensation Program – Restricted Stock Grants and Stock Option Grants.” See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011, for a discussion of the relevant assumptions used in the valuation.

(3)
Includes payments awarded to our NEOs under our bonus plans in effect for each year. These amounts were earned in the years indicated and paid in the following March. No payments were awarded under the Company’s 2010 Bonus Plan because the threshold level of corporate performance under the 2010 Bonus Plan was not met. For additional information on our 2010 Bonus Plan, see “– Compensation Discussion and Analysis – The Elements of Our Compensation Program – Cash bonuses under our 2010 Bonus Plan.”

(4)
All other payments to or on behalf of our NEOs in 2010 include the following amounts (valued at actual amounts paid). Amounts paid to Mr. Maw for relocation, a portion of the market loss on the sale of his residence and interim living expenses include a tax gross-up for the income tax effect of the payments of $32,455.

Named Executive Officer	Life Insurance Premiums	401(k) Matching Contributions	Relocation and Interim Living Expenses	Dividends on Unvested Restricted Stock Awards	Total
John G. Pasqualetto	$1,190	$12,250	$–	$35,703	$49,143
Richard J. Gergasko	1,190	12,250	–	19,197	32,637
Scott H. Maw	1,190	12,250	232,455	6,667	252,562
Jeffrey C. Wanamaker	942	11,802	–	13,493	26,237
Richard W. Seelinger	961	11,904	–	12,229	25,094
M. Philip Romney	735	10,045	–	6,414	17,194

(5)
Mr. Romney, our Vice President, Finance, Principal Accounting Officer and Assistant Secretary, acted in the capacity of our principal financial officer from July 1, 2009 through February 2, 2010. Mr. Maw joined us on February 3, 2010 and has served as our Chief Financial Officer since that date.

Grants of Plan Based Awards

The following table summarizes grants of incentive stock options and shares of restricted common stock to our NEOs in 2010 and the estimated possible payouts under the 2010 Bonus Plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#) (2)	Options (#) (3)	Awards ($/Sh)	Option Awards (4)
John G. Pasqualetto	5/18/10 (5)	$–	$559,000	$1,118,000	–	–	$–	$–
	3/22/10	–	–	–	78,000	–	–	859,560
	3/22/10	–	–	–	–	26,000	11.02	93,860

Scott H. Maw	5/18/10 (5)	–	206,937	413,874	–	–	–	–
	2/23/10	–	–	–	44,445	–	–	500,006
	2/23/10	–	–	–	–	–	–	–

Richard J. Gergasko	5/18/10 (5)	–	288,750	577,500	–	–	–	–
	3/22/10	–	–	–	45,000	–	–	495,900
	3/22/10	–	–	–	–	15,000	11.02	54,150

Jeffrey C. Wanamaker	5/18/10 (5)	–	141,625	283,250	–	–	–	–
	3/22/10	–	–	–	28,091	–	–	309,563
	3/22/10	–	–	–	–	9,364	11.02	33,804

Richard W. Seelinger	5/18/10 (5)	–	144,458	288,916	–	–	–	–
	3/22/10	–	–	–	23,878	–	–	263,136
	3/22/10	–	–	–	–	7,960	11.02	28,736

M. Philip Romney	5/18/10 (5)	–	80,360	160,720	–	–	–	–
	3/22/10	–	–	–	13,500	–	–	148,770
	3/22/10	–	–	–	–	4,500	11.02	16,245
________________________

(1)	For additional information on our 2010 Bonus Plan, see “–Compensation Discussion and Analysis–The Elements of our Compensation Program–Cash bonuses under our 2010 Bonus Plan.”

(2)
Consists of shares of restricted common stock awarded under our 2005 Equity Plan. Mr. Maw’s restricted stock vests as follows: 22,223 shares vested on February 23, 2011 and 22,222 shares vest on February 23, 2013. The remaining awards to other NEOs fully vest on March 22, 2013, the third anniversary of the grant date. For additional information on our 2005 Equity Plan, see “–Employee Benefit Plans–2005 Long-Term Equity Incentive Plan.”

(3)
Consists of options to purchase shares of our common stock awarded under our 2005 Equity Plan. The awards vest 25% on each of the first four anniversaries of the March 22, 2010 grant date. For additional information on our 2005 Equity Plan, see “–Employee Benefit Plans–2005 Long-Term Equity Incentive Plan.”

(4)
For shares of restricted common stock, consists of the number of shares of stock awarded multiplied by the closing price of our common stock on the grant date. For stock options, consists of the number of options granted multiplied by the grant date fair value of each option. The grant date fair value is calculated according to the provisions of FASB ASC Topic 718.

(5)
Reflects each NEO’s participation in our 2010 Bonus Plan. Amounts shown indicate each NEO’s potential bonus assuming successful completion of the NEO’s individual goals and objectives and achievement of the threshold, target and maximum operating results, defined as (a) combined ratio determined in accordance with generally accepted accounting principles (“GAAP”) (75% weighting) and (b) combined ratio determined in accordance with statutory accounting principals (25% weighting). In order for a bonus pool to be formed, gross written premiums must also exceed a defined level.

Employment Agreements

The following information summarizes the employment agreements for our CEO and each of the other NEOs.

John G. Pasqualetto .   Mr. Pasqualetto’s employment agreement, as amended, provides for an annual base salary of $313,793 and an annual incentive bonus in a target amount of 65% of his base salary. Mr. Pasqualetto’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, upon the Compensation Committee’s recommendation, the independent directors of the Board approved an increase in Mr. Pasqualetto’s annual base salary to $559,000 and a new target incentive bonus percentage of 100%. Mr. Pasqualetto may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Pasqualetto’s employment without Cause or if Mr. Pasqualetto terminates his employment for Good Reason, each as defined in his employment agreement, he will be entitled to receive his base salary and bonus (prorated to the date of termination) payable in regular installments from the date of termination for a period of 18 months thereafter. Mr. Pasqualetto’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for 18 months following the date of his termination.

Richard J. Gergasko .   Mr. Gergasko’s employment agreement provides for an annual base salary of $258,832 and an annual incentive bonus in a target amount of 50% of his base salary. Mr. Gergasko’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Gergasko’s annual base salary to $350,000 and a new target incentive bonus percentage of 75%. On July 27, 2009, the Board approved a change in Mr. Gergasko’s title from Executive Vice President — Operations to Chief Operating Officer. In connection with this change, Mr. Gergasko’s annual base salary increased by 10% to $385,000. Mr. Gergasko may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Gergasko’s employment without Cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Gergasko’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Scott H. Maw.  Mr. Maw’s February 3, 2011 amended employment agreement provides for an annual base salary of $350,000 and an annual incentive bonus in a target amount of 65% of his base salary. Mr. Maw’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. For the fiscal year 2010 only, Mr. Maw was entitled to a minimum bonus paid of 65% of his accrued salary, payable on or before March 15, 2011. The agreement provides for an award of shares of restricted stock worth $500,000, awarded pursuant to the 2005 Equity Plan. $250,000 of such restricted stock grant vested twelve months from the date of grant. If Mr. Maw terminates his employment with us on a voluntary basis within 36 months of his employment date, that $250,000 restricted stock grant is subject to his repayment to us, in cash or shares of stock, of 100% of the grant’s value, calculated as the dollar value of the shares at the date of the grant. The grant of the remaining $250,000 of restricted stock will vest on the third anniversary of the date of grant. In addition, for the 2010 performance year only, Mr. Maw received restricted stock and incentive stock option awards with a total value of $350,000 in the proportion of three shares of restricted stock for every one incentive stock option. On March 17, 2011, the Compensation Committee awarded Mr. Maw 31,599 shares of restricted stock and 10,533 incentive stock options, with the restricted stock vesting in 2014 and the incentive stock options vesting ratably over four years. Additionally, on February 3, 2011, Mr. Maw received 50,201 shares of restricted stock valued at $500,002, of which 25,101 shares vested on the date of grant, with the remaining 25,100 shares cliff vesting on the third anniversary of the date of grant. If Mr. Maw terminates his employment on a voluntary basis within 36 months of February 3, 2011, the restricted stock which vested on February 3, 2011 is subject to Mr. Maw’s repayment of $250,006 or replacement of the 25,101 shares received. The agreement further provides that, if the Company terminates Mr. Maw’s employment without “Cause”, as defined in the agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter, or until he obtains other employment, whichever first occurs, if he executes a general release releasing the Company from all liabilities arising out of or connected with his employment with, or his separation or termination from, the Company. Mr. Maw’s agreement provides that he will be restricted from competing with us or our affiliates, or soliciting our or our affiliates’ employees, customers, suppliers or other business relations for a period of 12 months following the date of his termination.  Under the terms of his 2010 employment offer letter, which was superseded by his amended employment agreement with us, Mr. Maw was also entitled to the corporate relocation package in an amount not to exceed $200,000.

Richard W. Seelinger.   Mr. Seelinger’s employment agreement provides for an annual base salary of $187,113 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Seelinger’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Seelinger’s annual base salary to $262,650 and a new target incentive bonus percentage of 55%. Mr. Seelinger may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Seelinger’s employment without Cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Seelinger’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Jeffrey C. Wanamaker .   Mr. Wanamaker’s employment agreement provides for an annual base salary of $164,966 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Wanamaker’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Wanamaker’s annual base salary to $257,500 and a new target incentive bonus percentage of 55%. Mr. Wanamaker may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Wanamaker’s employment without Cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Wanamaker’s employment agreement provides that he will be restricted from engaging in specified competitive activities and soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

M. Philip Romney .  Mr. Romney’s employment agreement provides for an annual base salary of $155,000 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Romney’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2009, the Compensation Committee approved an increase in Mr. Romney’s annual base salary to $200,900. Mr. Romney may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Romney’s employment without Cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Romney’s employment agreement provides that he will be restricted from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Employee Benefit Plans

2003 Stock Option Plan

In 2003, our Board of Directors adopted the SeaBright Holdings, Inc. 2003 Stock Option Plan. The 2003 Stock Option Plan was amended and restated in February 2004, and on April 3, 2007, the Committee amended and restated the plan as the Second Amended and Restated 2003 Stock Option Plan (the “2003 Stock Option Plan”). The purpose of this plan was to create an incentive for directors, consultants, advisors, officers and other employees to remain in our employ and to contribute to our success by granting to them a favorable opportunity to acquire our common stock. The 2003 Stock Option Plan was also intended to help us attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained growth and profitability depend. As our Compensation Committee has terminated the ability to grant future stock option awards under the 2003 Stock Option Plan, we anticipate that all future stock option grants will be made under our 2005 Equity Plan, discussed below.

Types of Awards and Eligibility.   The 2003 Stock Option Plan provides for the grant of either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options to our directors, consultants, advisors, executive officers or other key employees selected by our Board of Directors to participate in this plan.

Share Reserve/Limitation.   The number of shares of common stock with respect to which options may be granted under the 2003 Stock Option Plan and which may be issued upon exercise thereof may not exceed 776,458, subject to the Board’s authority to adjust this amount in the event of a reorganization, recapitalization, merger, consolidation, share exchange, stock dividend, stock split or similar transactions affecting our common stock. We have granted options to purchase 481,946 shares of common stock under the 2003 Stock Option Plan.

Administration.   Our Board of Directors, or a committee designated by the Board, administers the 2003 Stock Option Plan. Under the 2003 Stock Option Plan, the Board or the Committee has sole and complete authority to: select participants; grant options to participants in forms and amounts it determines; impose limitations, restrictions and conditions upon options as it deems appropriate; interpret the plan and adopt, amend and rescind administrative guidelines and other rules relating to the plan; correct any defect or omission or reconcile any inconsistency in the plan or an option granted under the plan; and make all other determinations on and take all other actions necessary or advisable for the implementation and administration of the plan.

Terms of Awards.   The exercise price of an option granted under the 2003 Stock Option Plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. Our Board of Directors determines, in connection with each option grant under the plan, when options become exercisable and when they expire, provided that the expiration may not exceed ten years from the date of grant.

Change of Control.   For a description of termination and change in control provisions applicable to options issued under the 2003 Stock Option Plan, please see “— Potential Payments Upon Termination or Change in Control — Stock Options Under the 2003 Stock Option Plan.” On April 3, 2007, the Committee amended the 2003 Stock Option Plan to extend the “protection period” following a Sale of the Company to four years following a Sale of the Company during which a participant’s stock options would accelerate and become fully vested and exercisable if the participant were subject to an “Involuntary Termination.”

2005 Long-Term Equity Incentive Plan

The Board of Directors previously approved the 2005 Equity Plan to provide for the grant of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards to directors, officers, employees and certain other service providers of SeaBright and its subsidiaries. The purpose of the 2005 Equity Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Share Reserve.  A total of 1,047,755 shares of SeaBright common stock were initially available for issuance under the 2005 Equity Plan. This amount has automatically increased and will continue to automatically increase on the first day of each fiscal year through 2015 by the lesser of: (i) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, and (ii) 750,000 shares. On January 1, 2010, the total number of shares of common stock available for issuance under the 2005 Equity Plan or otherwise subject to outstanding awards granted under the 2005 Equity Plan was 2,750,561 shares. If any grant under the 2005 Equity Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares of common stock, then such unpurchased or forfeited shares shall thereafter be available for further grants under the 2005 Equity Plan. The number of shares available for issuance under the 2005 Equity Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. The maximum aggregate number of shares that may be issued pursuant to incentive stock options under the 2005 Equity Plan shall not exceed three million sixty five thousand forty one (3,065,041) (subject to adjustments as provided in Section 16 of the 2005 Equity Plan), and such number shall not be subject to annual adjustment.

The maximum number of shares of common stock subject to any award of incentive stock options, non-qualified stock options, or other types of award under the 2005 Equity Plan for which the grant of such award or the lapse of the relevant restriction period is subject to the attainment of performance goals, that may be granted under the 2005 Equity Plan during any calendar year to any eligible participant in the 2005 Equity Plan is 300,000 shares per type of award (which is subject to adjustment upon changes in our capital structure).

The foregoing individual participant limitations are cumulative; that is, to the extent that shares of common stock for which awards are permitted to be granted to an eligible participant during a calendar year are not covered by an award to such eligible participant in a calendar year, the number of shares of common stock available for awards to such eligible participant will automatically increase in the subsequent calendar years during the term of the 2005 Equity Plan until used. The maximum cash payment under any performance award payable in cash to any eligible participant in the 2005 Equity Plan with respect to any calendar year and for which the payment of such award is subject to the attainment of performance goals is $5,000,000.

Administration.  The Compensation Committee of our Board of Directors administers the 2005 Equity Plan. Our Board of Directors also has the authority to administer the 2005 Equity Plan and to take all actions that the Compensation Committee is otherwise authorized to take under the 2005 Equity Plan.

Eligibility.  Directors, officers, employees and certain other service providers of SeaBright and its subsidiaries are eligible to receive grants under the 2005 Equity Plan. However, only employees may receive grants of incentive stock options.

Stock Options.  Under the 2005 Equity Plan, the Compensation Committee may award grants of incentive stock options, which will conform to the requirements of Section 422 of the Internal Revenue Code, and non-qualified stock options. The Compensation Committee may not award incentive stock options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the 2005 Equity Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive stock option awarded to a person who owns stock constituting more than 10% of SeaBright’s voting power may not be less than 110% of such fair market value on such date.

Unless the Compensation Committee determines otherwise, the exercise price of any option may be paid in cash (or cash equivalent), by delivery of shares of common stock with a fair market value equal to the exercise price, by simultaneous sale through a broker of shares of common stock acquired upon exercise, and/or by any combination of the foregoing.

The Compensation Committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive stock option granted to a person who owns stock constituting more than 10% of the voting power of SeaBright or any of its subsidiaries, five years from the date of grant. In addition, all options under the 2005 Equity Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, SeaBright or its subsidiaries. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during the 30-day period.

For a description of the termination and change in control provisions applicable to options issued under the 2005 Equity Plan, please see “-Potential Payments Upon Termination or Change in Control-Stock Options and Restricted Stock Awards Under the 2005 Equity Plan.”

Restricted Stock.  Under the 2005 Equity Plan, the Compensation Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which generally will be at least six months, that it determines in its discretion.

For a description of the termination and change in control provisions applicable to restricted stock issued under the 2005 Equity Plan, please see “-Potential Payments Upon Termination or Change in Control-Stock Options and Restricted Stock Awards Under the 2005 Equity Plan.”

Restricted Stock Units; Deferred Stock Units.  Under the 2005 Equity Plan, the Compensation Committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit.

Performance Awards.  Under the 2005 Equity Plan, the Compensation Committee may grant performance awards contingent upon achievement by the grantee, SeaBright and/or its subsidiaries or divisions of set goals and objectives regarding specified performance criteria over a specified performance cycle, as designated by the Compensation Committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of common stock or other securities or in any combination thereof.

Section 162(m) Awards.  Stock options granted under the 2005 Equity Plan are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee may grant awards of restricted stock, restricted stock units, deferred stock units and performance awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Compensation Committee:

•	earnings per share;
•	operating income;
•	net income (before or after taxes);
•	growth in book value;
•	growth in tangible book value;
•	relative combined ratio performance compared to industry;
•	earnings before interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	net revenues;
•	gross revenues;
•	revenue growth;
•	service revenues;
•	market share;
•	reduction in operating expenses;
•	direct premiums written adjusted to exclude assigned premiums;
•	combined ratio adjusted to exclude reserve additions and releases.

The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, including:

•	restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges;
•	an event either not directly related to our operations or not within the reasonable control of our management; or
•	a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee, in its sole discretion. In addition, all performance goals may be based upon the attainment of specified levels of performance by SeaBright (or subsidiary, division or other operational unit of SeaBright) under one or more of the measures described above relative to the performance of other corporations.

Vesting, Withholding and Transferability of Awards.  Except in limited circumstances, no award under the 2005 Equity Plan may vest and become exercisable within six months of the date of grant, unless the Compensation Committee determines otherwise.

Unless the Compensation Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the Compensation Committee determines otherwise, no award made under the 2005 Equity Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

Amendment and Termination of the 2005 Equity Plan.  The Board of Directors may amend or terminate the 2005 Equity Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with applicable stock exchange listing requirements or applicable law. Furthermore, any termination may not materially and adversely affect outstanding rights or obligations under the 2005 Equity Plan without the affected participants’ consent. If not previously terminated by the Board of Directors, the 2005 Equity Plan will terminate on the tenth anniversary of its adoption by the Board of Directors.

Outstanding Equity Awards

The following table summarizes the outstanding equity award holdings of our NEOs as of December 31, 2010:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John G. Pasqualetto	155,292	–	$6.54	9/30/13	70,000	(2)	645,400
	76,499	–	10.50	1/20/15	70,021	(3)	645,594
	25,000	–	17.64	3/17/16	78,000	(4)	719,160
	15,000	5,000	18.21	3/28/17
	15,000	15,000	14.60	3/27/18
	5,835	17,505	10.62	3/27/19
	–	26,000	11.02	3/22/20

Richard J. Gergasko	57,896	–	6.54	9/30/13	36,000	(2)	331,920
	45,899	–	10.50	1/20/15	36,979	(3)	340,946
	12,500	–	17.64	3/17/16	45,000	(4)	414,900
	7,500	2,500	18.21	3/28/17
	6,000	6,000	14.60	3/27/18
	3,082	9,244	10.62	3/27/19
	–	15,000	11.02	3/22/20

Scott H. Maw	–	–	–	–	44,445	(4)	409,783

Jeffrey C. Wanamaker	58,235	–	6.54	9/30/13	25,500	(2)	235,110
	15,300	–	10.50	1/20/15	29,363	(3)	270,727
	4,000	–	17.64	3/17/16	28,091	(4)	258,999
	5,250	1,750	18.21	3/28/17
	4,250	4,250	14.60	3/27/18
	2,448	7,340	10.62	3/27/19
	–	9,364	11.02	3/22/20

Richard W. Seelinger	38,823	–	6.54	9/30/13	25,500	(2)	235,110
	22,950	–	10.50	1/20/15	26,152	(3)	241,121
	4,000	–	17.64	3/17/16	23,878	(4)	220,155
	4,500	1,500	18.21	3/28/17
	4,250	4,250	14.60	3/27/18
	2,179	6,538	10.62	3/27/19
	–	7,960	11.02	3/22/20

M. Philip Romney	7,650	–	10.50	1/20/15	14,250	(2)	131,385
	1,875	–	17.64	3/17/16	11,011	(3)	101,521
	3,000	1,000	18.21	3/28/17	13,500	(4)	124,470
	2,375	2,375	14.60	3/27/18
	918	2,752	10.62	3/27/19
	–	4,500	11.02	3/22/20
______________________________

(1)
Stock options granted to NEOs vest 25% on each of the first four anniversaries of the date of grant. The following table provides information with respect to the vesting of each NEO’s stock options that were unexercisable at December 31, 2010:

		Year in Which Options Vest
Name	Grant Date	2011	2012	2013	2014	Total
John G. Pasqualetto	3/28/07	5,000	–	–	–	5,000
	3/27/08	7,500	7,500	–	–	15,000
	3/27/09	5,836	5,834	5,835	–	17,505
	3/22/10	6,500	6,500	6,500	6,500	26,000

Richard J. Gergasko	3/28/07	2,500	–	–	–	2,500
	3/27/08	3,000	3,000	–	–	6,000
	3/27/09	3,081	3,082	3,081	–	9,244
	3/22/10	3,750	3,750	3,750	3,750	15,000

Jeffrey C. Wanamaker	3/28/07	1,750	–	–	–	1,750
	3/27/08	2,126	2,124	–	–	4,250
	3/27/09	2,446	2,448	2,446	–	7,340
	3/22/10	2,341	2,341	2,341	2,341	9,364

Richard W. Seelinger	3/28/07	1,500	–	–	–	1,500
	3/27/08	2,125	2,125	–	–	4,250
	3/27/09	2,180	2,179	2,179	–	6,538
	3/22/10	1,990	1,990	1,990	1,990	7,960

M. Philip Romney	3/28/07	1,000	–	–	–	1,000
	3/27/08	1,188	1,187	–	–	2,375
	3/27/09	917	918	917	–	2,752
	3/22/10	1,125	1,125	1,125	1,125	4,500

(2)	Shares of restricted common stock granted to our NEOs on March 27, 2008 that vest on March 27, 2011, the third anniversary of the date of grant.

(3)	Shares of restricted common stock granted to our NEOs on March 27, 2009 that vest on March 27, 2012, the third anniversary of the date of grant.

(4)	Shares of restricted common stock granted to our NEOs on March 22, 2010 that vest on March 22, 2013, the third anniversary of the date of grant.

Options Exercised and Restricted Stock Vested

The table below reflects the aggregate value realized by the NEOs upon the exercise of stock options, and the aggregate value realized by the NEOs upon the vesting of restricted stock awards in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John G. Pasqualetto	–	–	60,000	$655,800
Richard J. Gergasko	–	–	30,000	327,900
Scott H. Maw	–	–	–	–
Jeffrey C. Wanamaker	–	–	21,000	229,530
Richard W. Seelinger	–	–	18,000	196,740
M. Philip Romney	–	–	12,000	131,160

(1)
Represents the gross number of shares of restricted stock that vested, prior to the executive’s election to have us “hold back” a sufficient number of shares to cover the executive’s income tax withholding obligation in connection with the vesting.

(2)
Amount calculated based on the difference between the closing market price of $10.94 for our common stock on March 26, 2010 and the par value of the stock, which was paid by the executive at the time of grant.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation to each of the NEOs assuming each NEO’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2010.  The amounts shown in the tables are estimates, and the actual amounts to be paid can only be determined at the time of the NEO’s separation from SeaBright or upon a change in control.

John G. Pasqualetto, Chairman, President and Chief Executive Officer

Benefit	Termination Without Cause or Resignation for Good Reason	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$838,500	$–	$–	$–	$–	$838,500
Accrued Vacation	50,883	50,883	50,883	50,883	50,883	50,883
Payment under 2010 Bonus Plan	–	–	–	–	–	–
Health and Welfare Benefits	16,545	–	–	–	–	16,545
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	2,010,154	2,010,154	2,010,154
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$905,928	$50,883	$50,883	$2,061,037	$2,061,037	$2,916,082

Richard J. Gergasko, Chief Operating Officer

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$385,000	$–	$–	$–	$–	$385,000
Accrued Vacation	35,292	35,292	35,292	35,292	35,292	35,292
Payment under 2010 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	1,087,766	1,087,766	1,087,766
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$420,292	$35,292	$35,292	$1,123,058	$1,123,058	$1,508,058

Scott H. Maw, Senior Vice President, Chief Financial Officer and Assistant Secretary

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$350,000	$–	$–	$–	$–	$350,000
Accrued Vacation	9,872	9,872	9,872	9,872	9,872	9,872
Payment under 2010 Bonus Plan	206,937	–	–	–	–	206,937
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	409,783	409,783	409,783
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$566,809	$9,872	$9,872	$419,655	$419,655	$976,592

Richard W. Seelinger, Senior Vice President — Policyholder Services

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$262,650	$–	$–	$–	$–	$262,650
Accrued Vacation	24,783	24,783	24,783	24,783	24,783	24,783
Payment under 2010 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	696,387	696,387	696,387
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$287,433	$24,783	$24,783	$721,170	$721,170	$983,820

Jeffrey C. Wanamaker, Senior Vice President — Underwriting

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$257,500	$–	$–	$–	$–	$257,500
Accrued Vacation	29,216	29,216	29,216	29,216	29,216	29,216
Payment under 2010 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	764,836	764,836	764,836
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$286,716	$29,216	$29,216	$794,052	$794,052	$1,051,552

M. Philip Romney, Vice President, Finance, Principal Accounting Officer and Assistant Secretary

Benefit	Termination Without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Involuntary Termination Without Cause Following Change in Control
Cash Severance	$200,900	$–	$–	$–	$–	$200,900
Accrued Vacation	22,408	22,408	22,408	22,408	22,408	22,408
Payment under 2010 Bonus Plan	–	–	–	–	–	–
Value of Restricted Stock Awards under 2005 Equity Plan	–	–	–	357,376	357,376	357,376
Value of Stock Options under 2005 Equity Plan	–	–	–	–	–	–
Total	$223,308	$22,408	$22,408	$379,784	$379,784	$580,684

Cash Severance and Payments under Employment Agreements

The employment agreements with our NEOs provide that upon termination, the executives are generally entitled to receive amounts earned during their term of employment. In addition, if an executive’s employment is terminated without “Cause,” the executive will be entitled to receive his or her base salary payable in regular installments from the date of termination for a severance period set forth in the employment agreement, or until the executive obtains other employment, whichever occurs first. If the CEO’s employment is terminated without “Cause,” he will be entitled to receive his bonus (prorated to the date of termination) payable in regular installments from the date of termination for a severance period set forth in his employment agreement, or until he obtains other employment, whichever occurs first. However, the executive is under no duty to seek alternative employment during the severance period. The severance period for Mr. Pasqualetto, our CEO, is 18 months from the date of termination, and the severance period for the other NEOs is 12 months from the date of termination. The employment agreements also provide that the executives will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for the applicable severance period.

Under the employment agreements, termination shall be for “Cause” if the executive:

(i)	is continuously inattentive to his or her lawful duties after at least one written notice has been provided and the executive has failed to cure the same within a 30-day period thereafter;

(ii)
reports to work under the influence of alcohol or illegal drugs, or uses illegal drugs (whether or not at the workplace) or engages in other conduct causing us substantial public disgrace or disrepute or economic harm;

(iii)	breaches his or her duty of loyalty to us or engages in any acts of dishonesty or fraud with respect to us or any of our business relations;

(iv)	is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto);

(v)	breaches any material term of his or her employment agreement or any other agreement between the executive and us or any of our affiliates and the breach (if capable of cure) is not cured within thirty (30) days following written notice thereof from us; or

(vi)	is terminated for substandard performance.

In addition to the foregoing events, under the employment agreement with our CFO, termination shall be for “cause” if the CFO:

(vii)	is insubordinate; or

(viii)	engages in improper conduct towards any employee or agent of ours or our Affiliates.

In addition, if Mr. Pasqualetto terminates his employment for “Good Reason,” he will be entitled to receive his base salary and bonus (prorated to the date of termination) payable in regular installments from the date of termination for a period of 18 months, or until he obtains other employment, whichever occurs first. “Good Reason” means the executive’s voluntary resignation within 90 days after the occurrence of any of the following: (i) without the express written consent of the executive, a reduction in the executive’s annualized base salary; (ii) without the express written consent of the executive, a material diminution in his or her supervisory responsibilities; (iii) the relocation of the executive in connection with any relocation of our principal place of business to a facility or a location more than fifty (50) miles outside of the greater Seattle, Washington metropolitan area without the executive’s written consent; or (iv) our failure to obtain the assumption of the executive’s employment agreement by any successors for the remainder of its term.

If Mr. Pasqualetto’s employment is terminated without “Cause,” or if he terminates his employment for “Good Reason,” we have also agreed to pay Mr. Pasqualetto’s COBRA health insurance premiums from the date of termination through the date that is 18 months after the date of termination.

Stock Options and Restricted Stock Awards under the 2005 Equity Plan

Stock Options .   Under the 2005 Equity Plan, options that are exercisable on the date of termination of a participant’s employment with SeaBright generally expire 30 days after the date of termination, so long as the participant does not compete with us during the 30-day period, and options that are not exercisable on the date of termination are forfeited immediately. There are, however, exceptions depending upon the circumstances of termination. In the event of retirement, a participant’s exercisable options will remain so for up to 90 days after the date of retirement, so long as the participant does not compete with us during the 90-day period. The participant’s options that are not exercisable on the date of retirement will be forfeited, unless the Compensation Committee determines in its discretion that the options shall become fully vested and exercisable. In the case of a participant’s death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, so long as the participant does not compete with us during the 180-day period. In each of the foregoing circumstances, the Board or Compensation Committee may elect to further extend the applicable exercise period in its discretion. Upon termination for “Cause,” all options will terminate immediately, whether or not exercisable. If we undergo a “Change in Control” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee has the authority to grant, but has not granted, options that will become fully vested and exercisable automatically upon a “Change in Control” of SeaBright, whether or not the participant is subsequently terminated. The option award agreements pursuant to which options have been awarded to the NEOs under the 2005 Equity Plan do not provide that the options will become fully vested and exercisable automatically upon a “Change in Control.”

Restricted Stock Awards.   Under the 2005 Equity Plan, generally, if a participant’s employment with us terminates, all shares of restricted stock granted to the participant on which the restrictions have not lapsed shall be immediately forfeited to SeaBright. However, upon a participant’s death, disability or retirement, all restrictions on shares of restricted stock granted to the participant shall lapse. If we undergo a “Change in Control” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all restrictions on shares of restricted stock granted to the participant shall lapse. In addition, the Compensation Committee has the authority to grant, but has not granted, shares of restricted stock with respect to which all restrictions lapse automatically upon a “Change in Control,” whether or not the participant is subsequently terminated. The restricted stock grant agreements pursuant to which shares of restricted stock have been awarded to the NEOs under the 2005 Equity Plan do not provide that the restrictions on shares of restricted stock lapse automatically upon a “Change in Control.”

Under the 2005 Equity Plan, “Cause” means the occurrence of one or more of the following events:

(i)	conviction of a felony or any crime or offense lesser than a felony involving our property;

(ii)	conduct that has caused demonstrable and serious injury to us, monetary or otherwise;

(iii)	willful refusal to perform or substantial disregard of duties properly assigned, as determined by us; or

(iv)	breach of duty of loyalty to us or other act of fraud or dishonesty with respect to us.

“Change in Control” for purposes of the 2005 Equity Plan means the occurrence of one of the following events:

(i)	if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than affiliates of Summit Partners and certain other exempt persons, acquires 50% or more of our voting securities;

(ii)	during any period of two consecutive years, a majority of our Directors are replaced (other than any new Directors whose election or nomination was approved by at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election was previously so approved);

(iii)	consummation of a merger or consolidation of SeaBright with any other corporation, other than a merger or consolidation (a) which would result in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the surviving entity or (b) by which our corporate existence is not affected and following which our CEO and Directors retain their positions with us (and constitute at least a majority of the Board); or

(iv)	consummation of a plan of complete liquidation of SeaBright or a sale or disposition of all or substantially all of our assets, other than a sale to affiliates of Summit Partners and certain other exempt persons.

        “Involuntary Termination” means (i) the participant’s involuntary dismissal or discharge by us or one of our subsidiaries or a successor for reasons other than Cause or (ii) such individual’s voluntary resignation following (A) a change in his or her position with SeaBright which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (base salary or any target incentive compensation) by more than ten percent or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by us or one of our subsidiaries or a successor without the participant’s written consent.

For additional information on our 2005 Equity Plan, see “— Employee Benefit Plans — 2005 Long-Term Equity Incentive Plan.”

Stock Options Under the 2003 Stock Option Plan

Under the 2003 Stock Option Plan, if a participant is terminated other than for “Cause,” the participant’s vested and exercisable options remain so for 30 days after the date of termination. If a participant retires, the participant’s vested and exercisable options remain so for 45 days after the date of retirement. Upon death or disability of a participant, the participant’s vested and exercisable options remain so for 90 days after the date of death or disability. All options that are not vested and exercisable on the date of termination of the participant’s employment will be forfeited as of the date of termination. In the event of a “Sale of the Company” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee or the Board may provide, in its discretion, that the options shall become immediately exercisable by any participants who are employed by us at the time of the “Sale of the Company” and/or that all options shall terminate if not exercised as of the date of the “Sale of the Company.”

Under the 2003 Stock Option Plan, “Cause” means if a participant:

(i)	acts in bad faith and to the detriment of SeaBright;

(ii)	refuses or fails to act in accordance with any specific direction or order of SeaBright or the Board;

(iii)	exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence;

(iv)	is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); or

(v)	breaches any material term of the 2003 Stock Option Plan or breaches any other agreement (including, without limitation, any employment agreement) between or among the participant and us.

“Cause” can also have any other meaning that may be set forth in a participant’s option award agreement.

“Sale of the Company” under the 2003 Stock Option Plan means the sale of SeaBright pursuant to which any party or parties (other than Summit Partners, L.P. and/or any of its affiliated investment funds) acquire (i) our capital stock possessing the voting power under normal circumstances to elect a majority of our Board of Directors (whether by merger, consolidation or sale or transfer of our capital stock) or (ii) all or substantially all of our assets determined on a consolidated basis.

“Involuntary Termination” has the same meaning under the 2003 Stock Option Plan as under the 2005 Equity Plan. Please see “— Stock Options and Restricted Stock Awards Under the 2005 Equity Plan.”

For additional information on our 2003 Stock Option Plan, see “— Employee Benefit Plans — 2003 Stock Option Plan.”

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2010, certain information related to the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	1,354,442	(1)	$11.09	477,903	(2)(3)
Equity compensation plans not approved by stockholders	–		–	–
Total	1,354,442		11.09	477,903
____________

(1)
Includes options granted under our 2003 Stock Option Plan and options granted under our 2005 Equity Plan. Does not include 1,622,815 shares of restricted stock granted between March 2005 and December 2010 pursuant to our 2005 Equity Plan.

(2)
Includes only options eligible for grant under the 2005 Equity Plan. In January 2006, the Compensation Committee terminated the ability to grant future stock option awards under the 2003 Stock Option Plan.

(3)
The 2005 Equity Plan provides that the number of shares available for issuance under the plan automatically increases on the first day of each fiscal year beginning in 2006 and ending in 2015 by the lesser of: (i) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year and (ii) 750,000 shares. Accordingly, on January 1, 2011, the total number of shares of our common stock available for issuance under the 2005 Equity Plan increased by 440,509.

DIRECTOR COMPENSATION

Summary of Director Compensation

On March 28, 2007, the Board approved the compensation program for non-employee directors. The new compensation program was structured based on a number of factors, including an analysis by an independent compensation consultant retained by the Compensation Committee. The consultant’s analysis included a comparison of our director compensation practices to those of our peers. Under the director compensation program, new non-employee directors elected to the Board will receive an initial restricted stock grant in the amount of $75,000, which will be subject to three-year cliff vesting. In the event of a change in control of us or upon the death, disability or retirement of the participant, all restrictions relating to all outstanding restricted stock grants will lapse. Following this initial grant, no additional equity incentive compensation will be granted to such new directors until the next annual meeting of stockholders.

In addition, non-employee directors receive an annual retainer of $20,000 and an additional $2,500 for each in-person Board meeting attended and $1,000 for each telephonic Board meeting. Certain members of committees of the Board also receive annual retainers. Audit Committee members receive an additional annual retainer of $4,000, except the chair of the Audit Committee who receives an additional annual retainer of $12,000. The chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee, a committee of the board of directors of our wholly-owned subsidiary, SeaBright Insurance Company, each receive an additional annual retainer of $5,000.

Our directors are also eligible to receive stock options and other equity-based awards when, as and if determined by the Compensation Committee pursuant to the terms of the 2005 Equity Plan. Under our director compensation program, non-employee directors will receive annual equity incentive grants on the date of each annual meeting of stockholders, unless the Compensation Committee determines otherwise. These equity incentive grants have historically consisted of restricted stock grants valued at $60,000 and stock options valued at $20,000. The restricted stock grants will be subject to three-year cliff vesting, and the stock option grants will vest over a four-year period with one-fourth of the options vesting on the first anniversary of the grant date and the remaining three-fourths vesting equally on a monthly basis over the following 36 months. The stock options have an exercise price equal to the closing price of our common stock on the date of grant, as reported on the NYSE. In the event of a change in control of us or upon the death or disability of the participant, all restrictions relating to all outstanding restricted stock grants will lapse and all stock option grants will become fully vested and exercisable. Our Compensation Committee may, in its discretion, determine to exclude one or more non-employee directors from receiving these equity grants in any given year.

Our director compensation program also includes an ownership guideline generally providing that non-employee directors will own shares and options with a value equal to five times the annual retainer for serving as a member of the Board of Directors, excluding retainers for serving on or chairing a committee of the Board, after five years of service as a director. The value for this purpose is based on the greater of (a) each security’s value on the date of grant or (b) each security’s fair market value on the fifth anniversary of the director’s election to the Board.

We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Directors who are also our employees receive no compensation for serving as directors.

Director Compensation

The following table summarizes compensation paid to or earned by the non-employee members of our Board of Directors in 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Peter Y. Chung (1)	$25,875	$–	$–	$25,875
Joseph A. Edwards	57,750	60,005	20,001	137,756
William M. Feldman (4)	73,000	60,005	20,001	153,006
Mural R. Josephson	68,500	60,005	20,001	148,506
George M. Morvis	65,250	60,005	20,001	145,256
Michael D. Rice	58,125	60,005	20,001	138,131
_____________________

(1)	Mr. Chung retired from our Board of Directors effective May 18, 2010.

(2)
Consists of the aggregate grant date fair value of shares of restricted stock granted to our directors in 2010 under our 2005 Equity Plan, calculated in accordance with FASB ASC Topic 718, except that no estimate of forfeitures was made. No shares of restricted stock were forfeited by our directors during 2010. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011, for a discussion of the relevant assumptions used in the valuation.

The following table reflects the number of unvested shares outstanding at December 31, 2010:

Name	Grant Date	# of Shares Granted	# of Shares Outstanding at December 31, 2010
Joseph A. Edwards	5/20/08	3,925	3,925
	5/19/09	4,485	4,485
	5/18/10	5,500	5,500

William M. Feldman	5/20/08	3,925	3,925
	5/19/09	4,485	4,485
	5/18/10	5,500	5,500

Mural R. Josephson	5/20/08	3,925	3,925
	5/19/09	4,485	4,485
	5/18/10	5,500	5,500

George M. Morvis	5/20/08	3,925	3,925
	5/19/09	4,485	4,485
	5/18/10	5,500	5,500

Michael D. Rice	5/20/08	3,925	3,925
	5/19/09	4,485	4,485
	5/18/10	5,500	5,500

(3)
Consists of the aggregate grant date fair value of stock options granted to our directors in 210 under our 2005 Equity Plan, calculated in accordance with FASB ASC Topic 718, except that no estimate of forfeitures was made. No stock options were forfeited by our directors during 2010. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011, for a discussion of the relevant assumptions used in the valuation.

The following table reflects the number of options outstanding at December 31, 2010:

Name	Grant Date	# of Options Granted	Option Exercise Price	# of Options Outstanding at December 31, 2010	Aggregate Grant Date Fair Value	Option Expiration Date
Joseph A. Edwards	5/15/07	1,092	$18.32	1,092	$7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20

William M. Feldman	1/20/05	7,650	10.50	7,650	23,562	1/20/15
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20

Mural R. Josephson	2/28/04	7,650	6.54	7,650	8,186	2/28/14
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20

George M. Morvis	2/28/04	7,650	6.54	7,650	8,186	2/28/14
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20

Michael D. Rice	5/20/08	3,611	15.29	3,611	20,005	5/20/18
	5/19/09	11,528	8.92	11,528	40,002	5/19/19
	5/18/10	5,764	10.91	5,764	20,001	5/18/20

(4)	Mr. Feldman’s fees earned include compensation for his services as Chairman of the Finance Committee of our wholly-owned subsidiary, SeaBright Insurance Company.

BENEFICIAL OWNERSHIP TABLE

The following table provides information concerning beneficial ownership of our common stock as of March 23, 2011, by:

•	each of our directors and nominees;

•	each of our NEOs;

•	each person known by us to beneficially own 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 22,355,755 shares of common stock outstanding as of March 23, 2011 and a total of 849,142 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 23, 2011.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 23, 2011 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% or more beneficial owners:
T. Rowe Price Associates, Inc. (1)	1,978,616	8.9%
BlackRock, Inc. (2)	1,853,350	8.3%
Dimensional Fund Advisors LP (3)	1,704,323	7.4%
Van Den Berg Management (4)	1,604,759	7.2%
Philadelphia Financial Management of San Francisco, LLC (5)	1,267,544	5.7%
Directors and NEOs:
John G. Pasqualetto (6)	771,702	3.4%
Richard J. Gergasko (7)	400,897	1.8%
Jeffrey C. Wanamaker (8)	247,768	1.1%
Richard W. Seelinger (9)	216,447	1.0%
Scott H. Maw (10)	121,422	*
M. Philip Romney (11)	83,678	*
Mural R. Josephson (12)	62,699	*
Michael D. Rice (13)	60,872	*
George M. Morvis (14)	56,199	*
William M. Feldman (15)	52,699	*
Joseph A. Edwards (16)	40,049	*
All directors and executive officers as a group (13 persons)	2,367,035	10.2%
____________

*	Less than 1%.

(1)
Based on a Schedule 13G/A filed on February 11, 2011 by T. Rowe Price Associates, Inc., which is classified as an investment advisor under Section 203 of the Investment Advisors Act of 1940. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)
Based on a Schedule 13G filed on February 8, 2011 by BlackRock, Inc., which is classified as a parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G). The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)
Based on a Schedule 13G/A filed on February 11, 2011 by Dimensional Fund Advisors LP, which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)
Based on a Schedule 13G/A filed on January 14, 2011 by Van Den Berg Management., which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of Van Den Berg Management is 805 Las Cimas Parkway, Suite 430, Austin, TX 78746.

(5)
Based on a Schedule 13G/A filed on February 15, 2011 by Philadelphia Financial Management of San Francisco, LLC, which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of by Philadelphia Financial Management of San Francisco, LLC is 450 Sansome Street, Suite 1500, San Francisco, CA 94111.

(6)
Includes 70,000 shares of restricted stock that vested in March 2011, 70,021 shares of restricted stock that vest in March 2012, 78,000 shares of restricted stock that vest in March 2013, 81,000 shares of restricted stock that vest in March 2014, and options to purchase 317,463 shares of common stock exercisable within 60 days of March 23, 2011.

(7)
Includes 36,000 shares of restricted stock that vested in March 2011, 36,979 shares of restricted stock that vest in March 2012, 45,000 shares of restricted stock that vest in March 2013, 45,000 shares of restricted stock that vest in March 2014, options to purchase 145,209 shares of common stock exercisable within 60 days of March 23, 2011, and 38,109 shares held in a family trust, of which Mr. Gergasko is a trustee.

(8)
Includes 25,500 shares of restricted stock that vested in March 2011, 29,363 shares of restricted stock that vest in March 2012, 28,091 shares of restricted stock that vest in March 2013, 22,500 shares of restricted stock that vest in March 2014, and options to purchase 98,146 shares of common stock exercisable within 60 days of March 23, 2011.

(9)
Includes 25,500 shares of restricted stock that vested in March 2011, 26,152 shares of restricted stock that vest in March 2012, 23,878 shares of restricted stock that vest in March 2013, 30,000 shares of restricted stock that vest in March 2014, and options to purchase 84,498 shares of common stock exercisable within 60 days of March 23, 2011.

(10)
Includes 34,501 shares of restricted stock that vested in February 2011, 22,222 shares of restricted stock that vest in February 2013, 25,100 shares of restricted stock that vest in February 2014, and 31,599 shares that vest in March 2014.

(11)
Includes 14,250 shares of restricted stock that vested in March 2011, 11,011 shares of restricted stock that vest in March 2012, 13,500 shares of restricted stock that vest in March 2013, 8,100 shares of restricted stock that vest in March 2014, and options to purchase 20,048 shares of common stock exercisable within 60 days of March 23, 2011.

(12)
Includes 3,925 shares of restricted stock that vest in May 2011, 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, and options to purchase 28,513 shares of common stock exercisable within 60 days of March 23, 2011.

(13)
Includes 3,925 shares of restricted stock that vest in May 2011, 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, and options to purchase 9,913 shares of common stock exercisable within 60 days of March 23, 2011.

(14)
Includes 3,925 shares of restricted stock that vest in May 2011, 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, and options to purchase 28,513 shares of common stock exercisable within 60 days of March 23, 2011.

(15)
Includes 3,925 shares of restricted stock that vest in May 2011, 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, options to purchase 28,513 shares of common stock exercisable within 60 days of March 23, 2011, and 3,000 shares of stock held indirectly by Mr. Feldman as custodian for his minor children under the UTMA/IL.

(16)
Includes 3,925 shares of restricted stock that vest in May 2011, 4,485 shares of restricted stock that vest in May 2012, 5,500 shares of restricted stock that vest in May 2013, and options to purchase 12,863 shares of common stock exercisable within 60 days of March 23, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of SeaBright common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based solely on representations and information provided to us by the persons required to make such filings, we believe that, during fiscal year 2010, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except for the following:

•	A delinquent Form 4 was filed on behalf of Scott H. Maw on August 30, 2010 related to the award of 44,445 shares of restricted common stock on February 23, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The NYSE rules require that each related party transaction is to be reviewed and evaluated by an appropriate group within our company. As a result, all related party transactions must be approved by our Audit Committee or another independent body of the Board of Directors. Any member of our Audit Committee or other independent body of the Board of Directors who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Our conflict of interest and code of conduct policy provides that no director or executive officer will knowingly place themselves in a position that would have the appearance of being, or could be construed to be, in conflict with our interests.

Although we have not historically had formal written policies and procedures regarding the review and approval of related party transactions, all transactions between us and any of our officers, directors and principal stockholders were approved by our Board of Directors. We have not entered into any related party transactions with our officers, directors or principal stockholders since January 1, 2010.

AUDIT COMMITTEE DISCLOSURE

Principal Accounting Fees and Services

The Audit Committee appointed KPMG LLP as SeaBright’s independent registered public accounting firm for the fiscal year ending December 31, 2011. In connection with that appointment, we entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for us. That agreement provides that the alternative dispute resolution procedures outlined in the agreement must be followed as the sole means of resolving any difference between the parties and prohibits the award of punitive damages. Stockholders are being asked to ratify the appointment of KPMG LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by SeaBright for audit and other services provided by KPMG LLP for fiscal years 2010 and 2009.

	2010	2009
Audit Fees (1)	$698,970	$655,870
Audit-Related Fees	–	–
Tax Fees (2)	33,175	37,915
All Other Fees	–	–
Total	$732,145	$693,785
____________

(1)
Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, including related services such as comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.

The Audit Committee has adopted a policy of pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated authority to pre-approve such services on behalf of the Audit Committee, provided that such pre-approved services are reported to the full Audit Committee at its next scheduled meeting.

During 2010, all services performed by SeaBright’s independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Report of the Audit Committee

The members of the Audit Committee are independent under NYSE listing standards and SEC rules. The Board of Directors adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.sbic.com. The Audit Committee oversees our Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal control over financial reporting and to prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of SeaBright Holdings, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of KPMG LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management, the Vice President — Internal Audit and KPMG LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the fiscal year ended December 31, 2010 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG LLP, the audited financial statements and discussed the activities of the internal audit function.

The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence relating to SeaBright Holdings, Inc.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee

Mural R. Josephson, Chairman
William M. Feldman
George M. Morvis

OTHER MATTERS

Stockholder Proposals and Director Nominations

Stockholder proposals for the 2012 annual meeting must be received at our principal executive offices by December 17, 2011, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2012 annual meeting.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier than January 18, 2012 and no later than February 17, 2012.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) your name and address, as they appear on SeaBright’s books, (iii) the class and number of shares of SeaBright common stock which you beneficially own, (iv) the class and number of shares of Derivative Securities (as defined below) of SeaBright which you own beneficially or of record and (v) any material interest you may have in such business.

Notice of a nomination must include:

(i)   as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of common stock of SeaBright which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)  (A) your name and address, as they appear on SeaBright’s books, (B) the class or series and number of shares of common stock of SeaBright which you own beneficially or of record, (C) the class or series and number of options, warrants, puts, calls, convertible securities, stock appreciation rights or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of SeaBright or with a value derived in whole or in part from the value of any class or series of shares or other securities of SeaBright, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of SeaBright (“Derivative Securities”) which you own beneficially or of record, (D) a description of all arrangements or understandings between you and each proposed nominee and any other person or persons pursuant to which your nominations are to be made, (E) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice and (F) any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations or proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-Laws are also available in the Investor Relations section of our website at www.sbic.com.

Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary
SeaBright Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington 98101

The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

SeaBright pays the cost of the annual meeting and the cost of soliciting proxies. In addition to the use of mail, our directors, officers and employees may solicit proxies by personal conversations, telephone, facsimile or other electronic means. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed in Proposal 1, FOR Proposals 2 and 3 and every 1 Yr for Proposal 4

+

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John G. Pasqualetto	☐	☐	02 - Joseph A. Edwards	☐	☐	03 - William M. Feldman	☐	☐
04 - Mural R. Josephson	☐	☐	05 - George M. Morvis	☐	☐	06 - Michael D. Rice	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm for the Year Ending December 31, 2011.	☐	☐	☐
3. Say on Pay - An Advisory Vote on Compensation of our Named Executive Officers.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
4. Say When on Pay - An Advisory Vote on the Frequency of a Stockholder Vote on the Compensation of our Named Executive Officers.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SeaBright
HOLDINGS, INC.

2011 Proxy — SEABRIGHT HOLDINGS, INC.

1501 4th Avenue, Suite 2600, Seattle, WA 98101

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy for Annual Meeting of Stockholders, Tuesday, May 17, 2011

The undersigned hereby appoints John G. Pasqualetto, Scott H. Maw and D. Drue Wax, or each or any of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of SeaBright Holdings, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SeaBright Holdings, Inc. to be held at 9:00 A.M., Pacific Time on Tuesday, May 17, 2011 in the Alki Room on the 3rd Floor of the Century Square Building located at 1501 4th Avenue, Seattle, WA 98101 and at any and all adjournments thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

All proxies will be voted as specified. **If no specification is made, the proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposals 2 and 3 and every 1 Yr for Proposal 4, and with discretionary authority on all other matters that may properly come before the meeting or any adjournment or postponement thereof.**

(Continued and to be voted, signed and dated on reverse side.)